SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

J. C. Penney Company, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Myron E. Ullman, III Chairman of the Board and Chief Executive Officer April 11, 2006

Dear Stockholders:

On behalf of your Board of Directors and your management, I invite you to attend JCPenney’s Annual Meeting of Stockholders. The meeting will be held on Friday, May 19, 2006, at 10:00 A.M., local time, at JCPenney’s Home Office located at 6501 Legacy Drive, Plano, Texas 75024.

You will find information regarding the matters to be voted on at the meeting in the formal Notice of Meeting and Proxy Statement which are included on the following pages of this booklet.

We appreciate your continued support of JCPenney,

Any stockholder having a disability requiring special assistance who would like to attend the Annual Meeting should call the Secretary of the Company at (972) 431-1000 and reasonable accommodations will be made to meet such stockholder’s needs.

J. C. Penney Company, Inc. • P.O. Box 10001 • Dallas, TX 75301-0001

Home Office • 6501 Legacy Drive • Plano, TX 75024-3698

J. C. PENNEY COMPANY, INC.

6501 Legacy Drive, Plano, Texas

75024-3698

J. C. PENNEY COMPANY, INC.

Notice of 2006 Annual Meeting of Stockholders

Date and Time:	Friday, May 19, 2006
10:00 A.M., local time

Place:	JCPenney Home Office
6501 Legacy Drive
Plano, Texas 75024-3698

Business:	1. To elect four directors for a three-year term as described in the accompanying proxy materials;

2. To ratify the appointment of KPMG LLP as independent auditor for the fiscal year ending February 3, 2007;

3. To consider a management proposal to amend the Company’s Restated Certificate of Incorporation and Bylaws to declassify the Board of Directors;

4. To consider a stockholder proposal relating to compensation of the Company’s executive officers; and

5. To consider any other business properly brought before the meeting.

Record Date:	In order to vote, you must have been a stockholder at the close of business on March 20, 2006.

Voting By Proxy:	It is important that your shares be represented and voted at the meeting. You can vote your shares by completing, signing, dating, and returning your proxy card. You can also vote your shares on the Internet or by telephone. To vote by Internet or telephone, follow the instructions included with your proxy card. You can revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the proxy statement.

Plano, Texas April 11, 2006	Joanne L. Bober, Secretary

YOUR VOTE IS IMPORTANT

PLEASE SIGN, DATE, & RETURN YOUR PROXY CARD OR VOTE BY TELEPHONE OR INTERNET

PROXY STATEMENT

2006 PROXY STATEMENT

This proxy statement and the accompanying proxy card are being mailed to JCPenney stockholders beginning April 11, 2006. In this proxy statement, you will find information on the matters to be presented at the Annual Meeting and information to assist you in voting your shares.

ABOUT THE ANNUAL MEETING

Who is soliciting my vote?

JCPenney’s Board of Directors is soliciting your vote at the 2006 Annual Meeting of Stockholders.

What will I be voting on?

You will be voting on:

•	Election of directors;
•	Ratification of the appointment of KPMG LLP as JCPenney’s independent auditor for fiscal 2006;
•	A management proposal to amend JCPenney’s Restated Certificate of Incorporation (the charter) and Bylaws to declassify the Board of Directors;
•	A stockholder proposal as described later in this proxy statement; and
•	Any other business that may properly come before the meeting.

Who is entitled to vote?

All stockholders who owned JCPenney common stock at the close of business on March 20, 2006 (the record date) are entitled to attend and vote at the Annual Meeting.

How many votes do I have?

You will have one vote for every share of JCPenney common stock you owned on the record date.

How many votes can be cast by all stockholders?

Each share of JCPenney common stock is entitled to one vote. There is no cumulative voting. On March 20, 2006, JCPenney had 233,981,402 shares of common stock outstanding and entitled to vote.

How many votes must be present to hold the Annual Meeting?

A majority of the outstanding shares of JCPenney common stock as of the record date, or 116,990,702 shares, must be present at the Annual Meeting in order to hold the meeting and conduct business. This is called a quorum. Shares are counted as present at the Annual Meeting if stockholders are present and vote in person or a proxy card has been properly submitted by or on behalf of stockholders. Abstentions and broker non-votes are counted only for purposes of determining the presence of a quorum.

How many votes are required to elect directors and adopt the other proposals?

Directors are elected by a plurality of the votes cast. If you withhold authority to vote with respect to the election of some or all of the nominees, your shares will not be voted with respect to those nominees. Your shares will be counted for purposes of determining whether there is a quorum, but it will have no effect on the election of those nominees.

Ratification of the appointment of KPMG LLP as JCPenney’s independent auditor and the stockholder proposal each require the affirmative vote of a majority of the shares of JCPenney common stock outstanding as of the record date to be approved. If you abstain from voting on these matters, your shares will be counted as present for purposes of establishing a quorum and the abstention will have the same effect as a vote against that proposal.

The management proposal to amend JCPenney’s charter and Bylaws requires the affirmative vote of at least 80% of the shares of JCPenney common stock outstanding as of the record date to be approved. If you abstain from voting on this matter, your shares will be counted as present for purposes of determining a quorum and the abstention will have the same effect as a vote against the proposal.

How do I vote?

You can vote either in person at the Annual Meeting or by proxy whether or not you attend the Annual Meeting. You can vote by proxy in three ways:

•	By Internet – You can vote by Internet by following the instructions on your proxy card;
•	By Telephone – In the United States and Canada, you can vote by telephone by following the instructions on your proxy card; and
•	By Mail – You can vote by mail by using the enclosed proxy card.

If you vote by proxy, your shares will be voted at the Annual Meeting in the manner you indicate. If you sign your proxy card, but don’t specify how you want your shares to be voted, they will be voted as the Board of Directors recommends.

Can I change my vote after I return my proxy card?

Yes.  You can send in a new proxy card with a later date, or cast a new vote by telephone or Internet or send a written notice of revocation to JCPenney’s Corporate Secretary at the address on the cover page of this proxy statement. If you attend the Annual Meeting and want to vote in person, you can request that any previously submitted proxy not be used.

Does any single stockholder control 5% or more of JCPenney’s common stock?

As of the record date, the trust maintained under JCPenney’s Savings, Profit-Sharing and Stock Ownership Plan (the Savings Plan) held 22,784,542 shares of common stock or approximately 9.7% of the outstanding shares on that date. The trustee for the Savings Plan trust is State Street Bank and Trust Company, which is located at One Lincoln Street, Boston, Massachusetts 02111. Both State Street Bank and the Savings Plan trust have disclaimed beneficial ownership of these shares.

We know of no other stockholder who beneficially owns 5% or more of JCPenney’s common stock.

How do I vote my shares of JCPenney common stock in the Savings Plan?

If you are a participant in the Savings Plan, you will receive a separate voting instruction card for the shares allocated to your account in the plan. This voting instruction card will allow you to instruct State Street Bank, as trustee for the Savings Plan, how to vote your shares. If you do not vote your shares in the Savings Plan, State Street Bank will vote them in the same proportion as those shares for which they have received voting instructions.

Who pays for this proxy solicitation?

JCPenney does. In addition to soliciting proxies by mail, JCPenney may solicit proxies by telephone, personal contact, and electronic means. No director, officer, or employee of JCPenney will be specially compensated for these activities. JCPenney has hired Morrow & Co., Inc., a proxy solicitation firm, to assist in soliciting proxies for an estimated fee of $25,000 plus reimbursement for reasonable expenses.

JCPenney will also reimburse brokers, fiduciaries, and custodians for their costs in forwarding proxy materials to beneficial owners of JCPenney common stock.

Could other matters be decided at the Annual Meeting?

We do not know of any other matters that will be considered at the Annual Meeting. If any matter other than those described in this proxy statement arises at the Annual Meeting, the proxies will be voted at the discretion of the proxy holder.

How can I access JCPenney’s proxy materials and annual report electronically?

You can access JCPenney’s proxy statement, 2005 Annual Report on Form 10-K, and Summary Annual Report to Stockholders at www.jcpenney.net. Click on “Investor Relations,” then “Financial Archives” or “SEC Filings” to access these documents. You may also obtain free copies of these documents by sending a written request to JCPenney’s Corporate Secretary at P.O. Box 10001, Dallas, Texas 75301-0004. The Summary Annual Report and the Form 10-K accompany this proxy statement and proxy card but are not considered part of the proxy soliciting materials.

Will my vote be kept confidential?

Yes.  JCPenney’s policy is that all proxy or voting instruction cards, ballots, and vote tabulations which identify the vote of an individual stockholder are to be kept secret. Your vote will only be disclosed:

•	To allow the independent election inspectors to certify the results of the vote;
•	If JCPenney is legally required to disclose your vote or is defending or asserting claims in a lawsuit;
•	If there is a proxy contest involving the Company; or
•	If you make a written comment on your proxy or voting instruction card or ballot.

CORPORATE GOVERNANCE

For more than 100 years, JCPenney has been serving American consumers by building our business on timeless values. That is our history. That is our future. Since James Cash Penney opened his first Golden Rule Store in 1902, our goal has been “to serve the public, as nearly as we can, to its complete satisfaction.” Building on this heritage, in 2005 we adopted our “WINNING TOGETHER” principles, which include valuing, developing, and rewarding the contributions of all associates; acting only with the highest ethical standards; achieving excellence in our work, products, and services; and caring about and being involved in our communities. We do this for our customers and our stockholders.

Governing Documents

The key documents that make up our corporate governance framework are our:

•	Corporate Governance Guidelines;
•	Restated Certificate of Incorporation;
•	Bylaws;
•	Audit Committee Charter;
•	Corporate Governance Committee Charter;
•	Human Resources and Compensation Committee Charter;
•	Code of Business Conduct and Ethics for the Board of Directors;
•	Statement of Business Ethics;
•	Standards for the Determination of Director Independence; and
•	Standards and Procedures for Director Nominations.

You can access each of these documents on our website at www.jcpenney.net by clicking on “Investor Relations,” then “Corporate Governance.” You can also obtain a free copy of any of these documents by sending a written request to JCPenney’s Corporate Secretary at P.O. Box 10001, Dallas, Texas 75301-0004.

Corporate Governance Guidelines

This document sets forth the Company’s primary principles and policies regarding corporate governance, which are the foundation of our commitment to best practices. The Guidelines are reviewed annually by the Corporate Governance Committee and the Board. The matters covered by the Guidelines include:

•	director responsibilities;
•	the size of the Board;
•	director independence and minimum qualifications;
•	factors to be considered in selecting candidates to serve on the Board;
•	director retirement;
•	director resignations upon change of principal employment;
•	directors’ outside directorships and outside audit committee service;
•	Board committees;
•	executive sessions for directors;
•	the Board’s access to management and non-employee advisors;
•	stockholder communications to non-employee directors;
•	director orientation and continuing education;
•	prohibition of loans to directors and executive officers;
•	management succession and CEO evaluation; and
•	annual self-assessments of the Board and each of the Audit, Corporate Governance, and Human Resources and Compensation Committees.

You can access our Corporate Governance Guidelines at www.jcpenney.net.

Board Independence

The Board reviews the independence of each non-employee director annually to confirm that the director continues to meet our standards as well as the requirements of the New York Stock

Exchange. No member of the Board will be considered independent unless the Board determines that he or she has no material relationship with the Company that would affect his or her independence and that he or she otherwise satisfies JCPenney’s director independence standards as well as all applicable laws, rules, and regulations. You can access our “Standards for the Determination of Director Independence” at www.jcpenney.net.

The factors the Board considers in determining whether a director is independent include:

•	Is or was the director an employee of JCPenney?;
•	Is or was a member of the director’s immediate family an executive officer of JCPenney?;
•	Has the director or a member of his or her immediate family:
o	received more than $100,000 in direct compensation from JCPenney (other than director’s fees or deferred compensation for prior service)?;
o	been employed by KPMG LLP, our independent auditor?;
o	been employed by another company at the same time that one of our executive officers served on the compensation committee of the other company’s board of directors?;
o	been employed by another company that makes payments to, or receives payments from, JCPenney in excess of the greater of $1,000,000 or 2% of that company’s consolidated gross revenues?; and
•	Does the director serve on a charitable organization that received contributions from JCPenney in excess of the greater of $1,000,000 or 2% of the charity’s gross revenues?

The Board has reviewed each director’s independence for fiscal 2006. Applying the standards listed above and all other relevant considerations, the Board has determined that each of the directors, except for Myron E. Ullman, III, the Company’s Chairman and Chief Executive Officer, is independent.

Meeting Attendance

During fiscal 2005, the Board held six meetings and committees of the Board held a total of 24 meetings. Each director attended at least 82% of the total number of meetings of the Board and committees on which he or she served. The Board currently has seven meetings scheduled for fiscal 2006.

All directors are strongly encouraged to attend the Annual Meeting, but we do not have a formal attendance requirement. In 2005, all ten of the then serving directors attended the Annual Meeting.

Executive Sessions

The non-employee directors meet in executive session with no Company associates present as a part of each regularly scheduled Board meeting. The presiding director of these sessions changes for each meeting following an alphabetical rotation.

Communications with the Board of Directors

Any Company stockholder or other security holder who wishes to communicate with the Board of Directors or with an individual director may direct such communications by telephone to 1-800-544-1635, by facsimile to 972-431-1977, by email to jcpdirectors@jcpenney.com, or by writing to:

Corporate Secretary

J. C. Penney Company, Inc.

P.O. Box 10001

Dallas, TX 75301-0004

The communication must be clearly addressed to the Board of Directors or to a specific director(s) and state the security holder’s name, address, and telephone number, the amount of the Company’s stock (or other security) owned and, if held in a brokerage account, verification of ownership.

All such communications will be reviewed initially by the Company’s General Counsel and entered into a log for tracking purposes. The Board has asked the General Counsel to forward to the appropriate director(s) all correspondence, except for items unrelated to the Board’s functions, business solicitations, advertisements, and materials that are profane. The General Counsel prepares a periodic summary report of all such communications for the Corporate Governance Committee of the Board.

Communications with the Audit Committee

Complaints and concerns relating to the Company’s accounting, internal accounting controls, or auditing matters should be communicated to the Audit Committee of the Board of Directors. Any such communication may be made on an anonymous basis and may be reported to the Audit Committee through the Company’s Director of Auditing by calling 1-800-544-1635 or writing to:

Director of Auditing

J. C. Penney Company, Inc.

P.O. Box 259017

Dallas, TX 75025-9017

All such concerns will be reviewed under the direction of the Audit Committee and oversight by the Director of Auditing, General Counsel, or such other persons as the Audit Committee determines to be appropriate. Confidentiality is maintained to the fullest extent possible, consistent with the need to conduct an adequate review. Prompt and appropriate corrective action will be taken when and as deemed appropriate in the judgment of the Audit Committee. The Director of Auditing will prepare a periodic summary report of all such communications for the Audit Committee.

Director Nominee Qualifications and Process

Our process for nominating candidates for election to the Board is designed to identify and recruit high caliber individuals to serve on our Board. Although the Board retains ultimate responsibility for approving candidates for election, the Corporate Governance Committee conducts the initial screening and evaluation process. In doing so, the Corporate Governance Committee considers candidates recommended by directors and the Company’s management, as well as any recommendations from Company stockholders. The Corporate Governance Committee has engaged in the past, and expects to continue to engage, one or more search firms to assist in the identification and recruitment of director candidates.

As provided in the Company’s Corporate Governance Guidelines, nominees for director will be selected based on, among other things, consideration of the following factors:

•	character and integrity;
•	business and management experience;
•	demonstrated competence in dealing with complex problems;
•	familiarity with the Company’s business;
•	diverse talents, backgrounds, and perspectives;
•	freedom from conflicts of interest;
•	regulatory and stock exchange membership requirements for the Board;
•	sufficient time to devote to the affairs of the Company; and
•	reputation in the business community.

In connection with the selection of nominees for director, due consideration is given to the Board’s overall balance of diversity of perspectives, backgrounds, and experiences. The Corporate Governance Committee takes into account the current composition and capabilities of serving Board members, as well as additional capabilities considered necessary or desirable in light of existing Company needs.

In considering whether to nominate directors who are eligible to stand for re-election, the Committee considers the quality of past director service, attendance at Board and committee meetings, compliance with the Company’s Corporate Governance Guidelines (including satisfying the expectations for individual directors), as well as whether the director continues to possess the qualities and capabilities considered necessary or desirable for director service, input from other Board members concerning the performance of that director, and the independence of the director.

To recommend a candidate for election to the Board, a stockholder must submit the following information to the Corporate Secretary of the Company at least 90 days in advance of the Annual Meeting:

•	The stockholder’s name and address;
•	A representation that the stockholder is a holder of record and intends to appear in person or by proxy at the Annual Meeting;
•	The name and address of the stockholder’s nominee for director;
•	A description of any arrangements or understandings between the stockholder and the director nominee or any other person relating to the election of the nominee to the Board;
•	The biographical and other information about the nominee that would be required to be included in a proxy statement; and
•	The nominee’s consent to serve on the Board.

In general, candidates recommended by stockholders will be evaluated under the same process as candidates recommended by existing directors, Company management, or third-party search firms. However, the Corporate Governance Committee will additionally seek and consider information concerning the relationship between a stockholder’s recommended nominee and the stockholder to determine whether the nominee can effectively represent the interests of all stockholders. Also, except in unusual circumstances, the Corporate Governance Committee will not evaluate a stockholder-recommended candidate unless and until the stockholder advises that the potential candidate has indicated a willingness to serve as a director, to comply with the expectations and requirements for Board service, and to provide all of the information required to conduct an evaluation.

BOARD COMMITTEES

The Board of Directors has four principal standing committees. Committee members consist entirely of non-employee directors and the Board has determined that each of the members of these committees is “independent,” as defined in the NYSE listing standards.

Audit Committee

The Audit Committee’s responsibilities include the selection and retention of the independent auditor for the annual audit of the Company’s consolidated financial statements and the approval of audit fees and non-audit services and fees paid to the independent auditor. The Committee reviews the independent auditor’s strategy and plan, scope, audit results, performance and independence, internal audit reports on the adequacy of internal controls, the Company’s ethics program, status of significant legal matters, the scope of the internal auditor’s plans and budget and results of its audits, and the effectiveness of the Company’s program for correcting audit findings. The Committee also participates in the certification process relating to the filing of certain periodic reports pursuant to the Securities Exchange Act of 1934 and the Sarbanes-Oxley Act of 2002. A copy of the Audit Committee’s Charter is available at the Company’s website, www.jcpenney.net, and is included as Appendix A to this proxy statement. Also available on the Company’s website are procedures for the confidential and anonymous reporting of matters relating to questionable accounting, internal accounting controls, or auditing matters.

During fiscal 2005, this Committee held eight meetings. Its current members are Thomas J. Engibous, Kent B. Foster, Leonard H. Roberts, Mary Beth Stone West, and M. Anthony Burns, who serves as its Chair. The Board of Directors has determined that the Committee Chair, Mr. Burns, is an “audit committee financial expert” and each member of the Committee is “financially literate,” as those terms are defined by the Exchange Act and the NYSE. In addition to the experience listed in Mr. Burns’ biography on page 13, he has a B.S. degree in Business Management (minor in accounting, economics, and statistics) from Brigham Young University and an MBA degree in Finance from The University of California at Berkeley. He also served sequentially as Chief Financial Officer, President, Chief Executive Officer and Chairman of the Board of Ryder System, Inc. from 1979 to 2002.

Corporate Governance Committee

The Corporate Governance Committee performs the functions of a nominating committee, considers matters of corporate governance, and reviews developments in the governance area as they affect relations between the Company and its stockholders. It also develops and recommends to the Board corporate governance principles and practices for the Company, makes recommendations to the Board with respect to the size, composition, organization, responsibilities and functions of the Board and its directors, the qualifications of directors, candidates for election as directors, the compensation of directors, annual independence determinations, and annual performance self-assessments by the Board and each of the Audit, Corporate Governance, and Human Resources and Compensation Committees. A copy of the Corporate Governance Committee’s Charter, the Company’s Corporate Governance Guidelines, and Standards and Procedures for Director Nominations are available on the Company’s website at www.jcpenney.net.

During fiscal 2005, this Committee met five times. Its current members are Colleen C. Barrett, Vernon E. Jordan, Jr., Burl Osborne, R. Gerald Turner, and Maxine K. Clark, who serves as its Chair.

Finance Committee

The Finance Committee is responsible for reviewing the Company’s financial policies, strategies, and capital structure. A copy of the Company’s Finance Committee Charter is available on the Company’s website at www.jcpenney.net.

During fiscal 2005, this Committee met three times. Its current members are M. Anthony Burns, Kent B. Foster, Leonard H. Roberts, Mary Beth Stone West, and Thomas J. Engibous, who serves as its Chair.

Human Resources and Compensation Committee

The Human Resources and Compensation Committee’s responsibilities include reviewing and administering the Company’s annual and long-term incentive compensation plans, overseeing the administration and operation of certain of the Company’s retirement and welfare plans, taking action or making recommendations with respect to the compensation of executive officers, including those who are directors, performing periodic management performance evaluations and reviewing succession plans for key Company executives, including the CEO. In addition, its responsibilities include reviewing the annual financial and investment performance results of the Company’s retirement and welfare plans, including the annual actuarial valuation reports applicable to such plans. A copy of the Human Resources and Compensation Committee’s Charter is available on the Company’s website at www.jcpenney.net. See also this Committee’s report on Executive Compensation beginning on page 16.

During fiscal 2005, this Committee met eight times. Its current members are Colleen C. Barrett, Maxine K. Clark, Kent B. Foster, R. Gerald Turner, and Burl Osborne, who serves as its Chair.

The mailing address for all of these committees is c/o Joanne L. Bober, Corporate Secretary, J. C. Penney Company, Inc., P.O. Box 10001, Dallas, Texas 75301-0004.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Human Resources and Compensation Committee is composed entirely of persons who are neither associates nor former or current officers of the Company. There is not, nor was there during fiscal 2005, any Compensation Committee interlock or insider participation on this Committee.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table shows, as of March 20, 2006, the beneficial ownership of shares of JCPenney common stock by each present director, by the five most highly compensated present executive officers serving during the last fiscal year, and one former executive officer who also is deemed to be a named executive officer, and by all present directors and all executive officers of the Company as a group. Beneficial ownership means that the individual has or shares voting power or investment power with respect to the shares of common stock or the individual has the right to acquire the shares of common stock within 60 days of March 20, 2006. The combined beneficial ownership of shares of common stock of all directors and present executive officers as a group does not exceed 1% of the total common stock as of March 20, 2006. No director’s or present named executive officer’s beneficial ownership of shares of common stock exceeds 1% of the total common stock as of March 20, 2006.

Name or Group	Number of shares beneficially owned(1)		Number of shares included in previous column which the individual or group have the right to acquire within 60 days of March 20, 2006
Directors:

Colleen C. Barrett	5,646		1,478

M. Anthony Burns	27,298		10,278

Maxine K. Clark	8,009		1,478

Thomas J. Engibous	25,583		1,478

Kent B. Foster	15,205		1,478

Vernon E. Jordan, Jr.	32,750		13,478

Burl Osborne	12,888		1,478

Leonard H. Roberts	21,415		1,478

Mary Beth Stone West	746		746

R. Gerald Turner	21,049		3,078

Myron E. Ullman, III	150,059		0

Named Executive Officers(2):

Ken C. Hicks	182,559		152,834

Robert B. Cavanaugh	97,076		91,900

Gary L. Davis	99,354	(3)	88,000	(3)

Joanne L. Bober	38,380		23,380

Michael T. Theilmann	0		0

All present directors and executive officers as a group(4)	790,801		443,612

(1)	Includes only those stock options that are exercisable or become exercisable within 60 days of March 20, 2006. Does not include restricted stock units that will not vest within 60 days of March 20, 2006.
(2)	In addition to Mr. Ullman, who also serves as a director.
(3)	Stock ownership for Mr. Davis reflects his direct holdings as of the last day of the month in which he last served as an executive officer of the Company (June 2005) along with options exercisable within 60 days of such date.
(4)	Excludes shares of Mr. Davis, who retired from the Company in fiscal 2005.

PROPOSAL 1 –

ELECTION OF DIRECTORS

The Board of Directors is divided into three classes. The classes are as equal in number as possible depending on the total number of directors at any time. Each director serves for a term of three years. The classes are arranged so that the terms of the directors in each class expire at successive annual meetings. This means that the stockholders elect approximately one-third of the members of the Board of Directors annually.

The terms of Vernon E. Jordan, Jr., Burl Osborne, Mary Beth Stone West, and R. Gerald Turner will expire at the 2006 Annual Meeting. Each of these individuals is currently a director of the Company and is nominated to serve as a continuing director for a new term expiring at the 2009 Annual Meeting.

We are not aware of any reason why any of these nominees would not accept the nomination. However, if any of the nominees does not accept the nomination, or is otherwise unavailable for election, the persons designated as proxies will vote for any substitute nominee recommended by the Board.

The Board recommends a vote FOR each of the nominees for director.

If stockholders approve management’s Proposal 3 to amend the Company’s Restated Certificate of Incorporation and Bylaws to declassify the Board of Directors, beginning in 2007, each director up for election will be elected for a one-year term. (See Proposal 3 on p. 32).

Nominees for Director for Three-Year Term Expiring 2009

Vernon E. Jordan, Jr., 70

Senior Managing Director of Lazard Freres & Co., LLC (investment banking firm); Of Counsel since 2000, Senior Partner from 1992 to 1999 and Partner from 1982 to 1992, law firm of Akin, Gump, Strauss, Hauer & Feld, LLP; President from 1977 to 1981 and Executive Director from 1972 to 1977 of the National Urban League; Director of American Express Company, Asbury Automotive Group, Inc., Lazard, Ltd., LBJ Foundation, and Xerox Corporation; Advisor, International Advisory Board of DaimlerChrysler and Barrick Gold; Trustee of Howard University.

Director of the Company since 1973.

Burl Osborne, 68

Chairman of the Board since 2002, Director since 1993 and member of the Executive Committee of The Associated Press; President, Publishing Division from 1995 to 2001 and Director from 1987 to 2002 of the Belo Corp.; Publisher Emeritus since 2001 and Publisher from 1991 to 2001 of The Dallas Morning News, Co., with which he served in positions of increasing importance since 1980, including President and Editor from 1986 to 1991; Trustee and Former Chairman of the Belo Foundation; Former Director and Chairman of the Southern Newspaper Association; Former Director of the Newspaper Association of America, Director of Committee to Protect Journalists, and National Kidney Foundation.

Director of the Company since 2003.

Mary Beth Stone West, 43

Group Vice President and President, Kraft Foods North America Grocery Segment since 2004; Senior Vice President and General Manager, Meals Division from 2001 to 2004; and Vice President, New Meals Division from 1999 to 2001 of Kraft Foods, Inc (branded foods and beverages) with which she has served in positions of increasing importance since 1986; Member of the Executive Leadership Council and Foundation.

Director of the Company since November 2005.

R. Gerald Turner, 60

President of Southern Methodist University since 1995; Chancellor of the University of Mississippi from 1984 to 1995; Chairman, President’s Commission, the National Collegiate Athletic Association, from 1991 to 1992; Director of Kronos Worldwide, Inc., American Beacon Funds, and First Broadcasting Corporation, LLP.

Director of the Company since 1995.

Term Expiring 2007

Colleen C. Barrett, 61

President and Director since 2001, Chief Operating Officer from 2001 to 2004 and Corporate Secretary since 1978 of Southwest Airlines Co., with which she has served in positions of increasing importance since 1978, including Executive Vice President-Customers from 1990 to 2001 and Vice President-Administration from 1986 to 1990.

Director of the Company since 2004.

M. Anthony Burns, 63

Chairman Emeritus since 2002, Chairman of the Board from 1985 to 2002, Chief Executive Officer from 1983 to 2000, and a director from 1979 to 2002 of Ryder System, Inc. (a provider of transportation and logistics services), with which he served in positions of increasing importance since 1974, including its President from 1979 to 1999; Director of Pfizer, Inc. and The Black & Decker Corporation; Life Trustee of the University of Miami.

Director of the Company since 1988.

Maxine K. Clark, 57

Founder and Chief Executive Officer of Build-A-Bear Workshop, Inc., an operator of interactive children’s entertainment retail stores, since 1996; President and Chief Merchandising Officer of Payless ShoeSource, Inc., from 1992 until 1996; Executive Vice President for Venture Stores, Inc., from 1988 until 1992; Member of the Board of Trustees of the University of Georgia, Washington University, and the International Council of Shopping Centers; Chair of Teach for America, St. Louis and the Simon Youth Foundation.

Director of the Company since 2003.

Term Expiring 2008

Thomas J. Engibous, 53

Chairman of the Board since 1998, Director since 1996 and President and Chief Executive Officer from 1996 to 2004, of Texas Instruments Incorporated (electronics), with which he has served in positions of increasing importance since 1976, including as an Executive Vice President from 1993 to 1996; Chairman of the Board of Catalyst and Director of Dallas Citizens Council; Trustee of Southern Methodist University; Member of The Business Council.

Director of the Company since 1999.

Kent B. Foster, 62

Chairman of the Board and a Director since 2000, and Chief Executive Officer from 2000 to 2005, of Ingram Micro Inc. (wholesale distributor of technology); President of GTE Corporation (telecommunications) from 1995 to 1999; Vice Chairman of the Board of Directors of GTE Corporation from 1993 to 1995; President of GTE Telephone Operations Group from 1989 to 1995; Director of Campbell Soup Company and New York Life Insurance Company.

Director of the Company since 1998.

Leonard H. Roberts, 57

Executive Chairman of the Board since 2005, Chairman of the Board and Chief Executive Officer from 1999 to 2005, President from 1995 to 2000, and a Director since 1997, of RadioShack Corporation (consumer electronics); Chairman and Chief Executive Officer of Shoney’s, Inc. (restaurants) from 1990 to 1995; President and Chief Executive Officer of Arby’s, Inc. from 1985 to 1990; Member of the Executive Board of the National Retail Federation, Chairman-Elect of Students in Free Enterprise, Member of the Board of Trustees of Texas Christian University; Director of Texas Health Resources and TXU Corporation.

Director of the Company since 2002.

Myron E. Ullman, III, 59

Chairman of the Board and Chief Executive Officer of the Company since December 2004; Directeur General, Group Managing Director, LVMH Moet Hennessy Louis Vuitton (luxury goods manufacturer/retailer) from 1999 to 2002; President of LVMH Selective Retail Group from 1998 to 1999; Chairman of the Board and Chief Executive Officer, DFS Group Ltd. from 1995 to 1998; Chairman of the Board and Chief Executive Officer of R. H. Macy & Company, Inc. from 1992 to 1995; Director of Starbucks Coffee Company; Chairman of the Board of Mercy Ships International.

Director of the Company since December 2004.

DIRECTORS’ COMPENSATION

Cash Retainers and Stock Award

Directors who are Company associates do not receive directors’ fees. Non-employee directors receive the following compensation:

•	an annual cash retainer of $60,000;
•	an annual award of restricted stock units with a market value at the time of grant of $75,000;
•	an annual cash retainer of $10,000 for the chair of the Audit Committee;
•	an annual cash retainer of $7,500 for the chairs of the Corporate Governance Committee, the Finance Committee and the Human Resources and Compensation Committee;
•	an annual cash retainer of $5,000 for directors who are Representatives under an Indemnification Trust Agreement among the Company, its wholly owned subsidiary, J. C. Penney Corporation, Inc., and JPMorgan Chase Bank, as trustee (currently Messrs. Engibous, Jordan, Osborne, and Turner); and
•	a fee of $1,000 for each full day of service to the Company in addition to services performed in connection with Board and Committee responsibility.

Non-employee directors are reimbursed for expenses incurred for attending any meeting which they attend in their official capacities as directors.

The following table presents the standard compensation provided by the Company to each non-employee director for service during the period from June 1, 2005 to May 31, 2006:

NON-EMPLOYEE DIRECTOR COMPENSATION TABLE

NAME	ANNUAL CASH RETAINER	RESTRICTED STOCK UNITS	COMMITTEE CHAIR FEE		OTHER FEES		TOTAL
Colleen C. Barrett	$60,000	$75,000	0		0		$135,000
M. Anthony Burns	$60,000	$75,000	$10,000	*	0		$145,000
Maxine K. Clark	$60,000	$75,000	$7,500	*	0		$142,500
Thomas J. Engibous	$60,000	$75,000	$7,500	*	$5,000	**	$147,500
Kent B. Foster	$60,000	$75,000	0		0		$135,000
Vernon E. Jordan, Jr.	$60,000	$75,000	0		$5,000	**	$140,000
Burl Osborne	$60,000	$75,000	$7,500	*	$5,000	**	$147,500
Leonard H. Roberts	$60,000	$75,000	0		0		$135,000
Mary Beth Stone West***	$32,219	$40,275	0		0		$72,494
R. Gerald Turner	$60,000	$75,000	0		$5,000	**	$140,000

*	Mr. Burns received a fee of $10,000 as Chair of the Audit Committee. Ms. Clark and Messrs. Engibous and Osborne each received a fee of $7,500 as Chairs of the Corporate Governance, Finance, and Human Resources and Compensation Committees, respectively.
**	Messrs. Engibous, Jordan, Osborne, and Turner each received a fee of $5,000 as Representatives under an Indemnification Trust Agreement among the Company, its wholly owned subsidiary, J. C. Penney Corporation, Inc., and JPMorgan Chase Bank, as trustee.
***	Ms. Stone West was elected to the Board effective November 17, 2005; accordingly, she received a pro rata portion of the annual cash retainer and stock award for non-employee directors reflecting service from November 17, 2005 to May 31, 2006.

Election to Receive Common Stock; Deferral

Directors may elect to receive all or a portion of their cash retainers and fees in JCPenney common stock. As of the end of fiscal 2005, three directors had elected to receive all or part of their cash retainers and fees in JCPenney common stock. A director may also elect to defer payment of all or part of any of the above fees under the terms of a deferred compensation plan for directors. As of the end of fiscal 2005, one director had elected such deferral.

Directors’ Charitable Award Program

The Company’s Directors’ Charitable Award Program was frozen by the Board in September 2000. Five of the current directors are eligible to participate in the program. The Charitable Award Program is designed to acknowledge the service of directors and to benefit and recognize the mutual interest of directors and the Company in supporting worthy charitable and educational institutions. Pursuant to the Charitable Award Program, the Company has purchased joint life insurance policies on groups of directors. Each group generally consists of two directors with the Company named as the beneficiary of each joint life policy. With respect to each group, the Company will receive a $1,000,000 death benefit upon the death of the second director of the group. The Company in turn has informally agreed to donate a total of $1,000,000; $500,000 upon the earlier of (i) five years after the date of death of the first director of the group to die or (ii) the death of the second director of the group, and an additional $500,000 upon the death of the second director of the group, to one or more charitable organizations as recommended by the individual directors. Because all charitable deductions accrue solely to the Company, the individual directors derive no financial benefits from this program.

REPORT OF HUMAN RESOURCES AND COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

Introduction

The Human Resources and Compensation Committee of the Board of Directors is responsible for establishing and implementing JCPenney’s executive compensation policies, practices, and programs. Each member of the Committee is considered independent for purposes of applicable New York Stock Exchange listing standards as well as the Standards for Determination of Director Independence. You can learn more about the Committee’s purpose, responsibilities, composition, and other details by reading the Committee’s charter, which is available online at www.jcpenney.net.

We are also responsible for reporting on the Company’s executive compensation each year, as part of the proxy statement. This report explains:

•	JCPenney’s compensation philosophy;
•	Key components of executive compensation, including the CEO’s compensation; and
•	The factors we considered as we established compensation levels.

Compensation Philosophy and Approach

Our compensation program is designed to align stockholders’ interests with our business strategy, values, and management initiatives based on the following principles:

•	A substantial portion of management’s compensation should depend on our overall financial performance;
•	We should attract and retain superior executives by providing them with the opportunity to earn competitive total compensation packages that are aligned with company and individual performance;
•	We should reward individual results by recognizing performance through salary, annual cash incentives, and long-term incentives; and
•	We should manage compensation based on the level of skill, knowledge, effort, and responsibility needed to perform the job successfully.

In 2005, we based our decisions regarding executive compensation on the principles listed above. For benchmarking purposes, we compared the total cash compensation for our executive officers to the cash compensation packages of companies in the S&P 500 Retail Index for department stores and other major retailers in the United States as well as a select group of Fortune 200 companies. For 2005, we targeted the total cash compensation for our executive officers at the 50th percentile of competitive pay for comparable executives. In setting the compensation targets for our executive officers, we emphasized performance-based compensation as a significant portion of the total pay mix.

In carrying out our duties, we consult, as necessary, with a nationally recognized outside compensation consultant that we have selected and retained.

Components of Compensation

There are three principal components to the compensation program for our executive team:

➢	Base salary;
➢	Annual cash incentive awards; and
➢	Long-term incentive awards, currently delivered in the form of equity awards.

Taken together, these components are designed to deliver superior company results from year to year and long-term increases in stockholder value. The level of annual cash and long-term incentive awards, which constitute the majority of the compensation opportunity for members of senior management, varies with corporate and individual performance.

Base Salary

Amounts paid as base salary, including merit salary increases, are determined by:

•	The officer’s individual performance;
•	Salary level within the established pay range for the individual’s position;
•	Salaries offered by companies in our comparison group for comparable positions; and
•	The terms of any existing employment agreement with the officer.

In discharging our duties with respect to setting base salaries for executive officers, we monitor the factors described above and periodically approve changes in base salary. Once base salary has been fixed, it does not vary based on the Company’s performance.

Annual Cash Incentive Awards

Annual cash incentive compensation for our executive officers is determined and paid pursuant to our Management Incentive Compensation Program. Prior to 2005, incentive compensation under this program was based solely on the Company’s and/or a specific business unit’s actual performance for the year compared to predetermined targets. Beginning with the 2005 fiscal year, the program has been modified to provide that for associates in support areas of the Company such as Finance, Legal, and Human Resources, as well as the Company’s executive officers, 50% of the award will be based entirely on individual performance and the remaining 50% will continue to be based on Company performance in relation to pre-established targets.

Each participant in the program has a “target incentive opportunity,” which is a percentage of the individual’s base pay. At the end of the fiscal year, a payout factor is established for each of the two components of the overall award (Individual Performance Incentive Plan and JCPenney Company Incentive Plan), which is then multiplied by the individual’s target award. The final payout is determined pursuant to the following calculation:

(50% X target incentive opportunity X Individual Payout Factor) + (50% X target incentive opportunity X Company Payout Factor).

For the Individual Plan, the payout factor range is from 0.00 to 2.00 depending on individual performance. Individual performance goals are set at the beginning of the year against which individual performance is measured. For the Company Plan, goals are set at the beginning of each fiscal year consistent with the Company’s business plan. The payout factor range for the Company Plan is also 0.00 to 2.00 and is determined based on the Company’s actual results in relation to the goals for sales and operating profit from continuing operations that were set at the beginning of the year.

For 2005, the Company Payout Factor was set at 1.55 based on sales and operating profit results of continuing operations, as compared to 1.60 in 2004 and 1.50 in 2003. The Company Payout Factor, which determines half of the total annual cash incentive award for Messrs. Cavanaugh, Davis, Hicks, Theilmann, Ullman, and Ms. Bober was determined on the basis of the Company exceeding its sales plan by 1% and exceeding its operating profit plan by over 11%. The Individual Payout Factor, which determines the other half of the incentive award, ranged from 1.00 to 2.00 for the named executive officers, based on their individual performance in relation to pre-established goals.

Although Mr. Theilmann joined the Company in June 2005, his agreement with the Company stipulated that he would be eligible for a full year award amount.

Long-Term Incentive Awards

Long-term incentive awards are made under the 2005 Equity Plan, which the Committee administers. This plan provides equity-based awards to eligible associates, including the named executive officers, other company officers, senior management associates, and store managers. Generally, whether an associate receives an award and the size of the award are a function of the associate’s position and performance.

Prior to 2005, annual equity-based awards to eligible associates were primarily in the form of stock options. Beginning with the 2006 awards, long-term incentive awards will include:

•	Stock options; and
•	Performance-based restricted stock unit awards.

As of March 22, 2006, non-qualified stock options covering approximately 1,517,083 shares of common stock at an option price of $60.50 per share, which represents the fair market value of the common stock on the date of grant, and performance-based restricted stock unit awards covering approximately 400,803 shares of common stock were granted to approximately 1,600 management associates of the Company. The number of stock options and performance units awarded to each participant was based on a predefined “equity dollar value” for the participant. The equity dollar value for each participant was determined by the participant’s position, taking into consideration competitive market data for comparable positions at companies in our comparison group, the Company’s overall equity plan budget for the year, and individual performance. Each participant received 50% of his or her equity dollar value in stock options and 50% in performance units.

Under the performance unit program, the number of performance units granted is a target award which may increase or decrease based on the extent to which the Company achieves the performance measurement established by us at the beginning of the performance cycle. The performance cycle is the Company’s fiscal year. At the end of the fiscal year, the percent of the target award earned will be determined pursuant to a payout matrix that we have established. The payout matrix sets forth a range of payout percentages relative to the Company’s actual results for the fiscal year. For 2006, the performance measurement is earnings per share (defined as per common share income from continuing operations, excluding any unusual and/or extraordinary items identified by us) and the payout percentages under the payout matrix range from 0 to 200%. To receive 100% of the target award for 2006, the Company must generate earnings per share of $4.26 for the fiscal year.

Once the performance cycle ends, the actual performance units earned are then subject to additional time-based vesting requirements with one-third of the award vesting on each of the first three anniversaries of the grant date provided that the participant remains continuously employed with the Company during that time. Upon vesting, the performance units are paid out in shares of JCPenney common stock. Following the end of the performance cycle, dividend equivalents will accrue on any outstanding unvested performance units. These dividend equivalents will be paid out in additional shares of common stock at the same time as the performance units to which they relate.

The stock options we granted generally become exercisable over a three-year period, one-third on each of the first three anniversaries of the grant date, provided that the participant remains continuously employed with the Company during that period.

Benefits

With the exception of certain arrangements provided to the Company’s executive officers that are described below, the Company’s executive officers are eligible to participate in company-sponsored health and welfare benefit programs on the same terms and conditions as those made available to employees generally. The Company also has a number of retirement plans in which some or all of the named executive officers participate. These plans are described in more detail under the heading “Retirement Plans” on p. 26.

Perquisites

We provide the Company’s executive officers with a limited number of perquisites that we believe are reasonable and in the best interests of JCPenney and its stockholders. All members of senior management, including the named executive officers, are eligible to receive professional financial counseling paid for by the Company. In addition, Mr. Ullman is required by the Company’s Key Associate Protection Program, which was approved by the Board, to use corporate transportation, whether the purpose of the travel is business or personal. The value of Mr. Ullman’s and members of his family’s use of corporate transportation (both air and ground), and his other perquisites are reported in the Summary Compensation Table under the heading “Other Annual Compensation.”

CEO Performance Evaluation and Compensation

We evaluate Mr. Ullman in his dual roles of Chairman of the Board and CEO. Mr. Ullman’s base salary for 2005 was $1,500,000. Since Mr. Ullman received restricted stock unit awards in connection with the commencement of his employment with the Company on December 1, 2004, he did not receive any equity awards in 2005. At the beginning of fiscal 2005, we met in executive session to discuss the performance objectives that would be used to evaluate Mr. Ullman’s performance for the year. We then met again in executive session with the other non-employee directors to discuss and finalize the performance objectives. The performance objectives established by the Board to evaluate Mr. Ullman’s performance cover such areas as strategic planning, leadership, and organizational development abilities, as well as the financial results of the Company.

Following the end of fiscal 2005, we met in executive session to review and evaluate Mr. Ullman’s performance in relation to the performance objectives set at the beginning of the year. This evaluation was reviewed with Mr. Ullman at a meeting with all of the non-employee directors. Based on this review, we determined that Mr. Ullman’s 2005 annual cash incentive compensation should be $2,662,500. Half of this award was based on the Company Payout Factor of 1.55 (based on the Company’s sales and operating profit results for the fiscal year) and the other half on an Individual Payout Factor of 2.00 (based on our evaluation of his performance against the pre-established performance objectives set at the beginning of the year), in each case multiplied by his target incentive opportunity.

In evaluating Mr. Ullman’s performance and determining his annual cash incentive compensation for 2005, we primarily considered the following achievements:

Strategic Planning

•	Mr. Ullman’s development and successful roll out of the Company’s 2005-2009 Long Range Plan, which consists of four interrelated strategies to grow sales and profit with a view to achieving retail industry leadership.

Leadership and Organizational Development

•	Mr. Ullman’s clear and consistent communication of the Company’s vision, goals, and strategies.

Financial Results

•	Mr. Ullman’s ability to successfully deliver strong Company results on several key performance metrics, including:
o	a 130 basis point improvement in operating profit as a percent of sales in 2005;
o	a 48.7 percent increase in income from continuing operations in 2005;
o	successful completion of the Company’s capital structure repositioning program and the generation of positive free cash flow in excess of $700 million;
o	the opening of 18 new stores; and
o	sales for jcp.com surpassing $1 billion.

For 2006, based on comparable and competitive data for chief executive officers within retail, general industry, and a select peer group, we determined that his base salary of $1,500,000 should remain unchanged and his target incentive opportunity as a percent of his base salary should remain at 100%. We also determined that his 2006 equity award value should be set at $6,000,000 delivered half in the form of stock options and half as performance-based restricted stock units under the 2005 Equity Plan.

Deductibility of Executive Compensation Under Section 162(m)

As discussed above, the Company’s executive compensation philosophy emphasizes incentive compensation tied to Company performance. The deductibility of executive compensation may be limited in certain circumstances by Section 162(m) of the Internal Revenue Code. The Company’s current Equity Plan is intended to satisfy the requirements of Section 162(m) regarding stock option grants and restricted stock or unit awards. With respect to the Company’s other compensation programs, the Committee believes that these programs provide the necessary incentives and flexibility to promote the Company’s performance-based compensation philosophy while being consistent with Company culture and objectives and, accordingly, has determined not to amend these plans at this time. For fiscal 2005, the deductibility limitations of Section 162(m) applied to compensation paid to three Company executives.

Human Resources and Compensation Committee

Burl Osborne, Chair	Kent B. Foster
Colleen C. Barrett	R. Gerald Turner
Maxine K. Clark

FIVE-YEAR TOTAL STOCKHOLDER RETURN COMPARISON

The following is a line-graph presentation comparing JCPenney’s cumulative five-year stockholder returns on an indexed basis with the S&P 500 Stock Index and the S&P 500 Retail Index for department stores. A list of these companies follows the graph below:

S&P Department Stores
JCPenney, Dillard's, Federated, Kohl’s, Nordstrom, Sears

	2000	2001	2002	2003	2004	2005
JCPenney	100	189	159	220	355	483
S&P 500	100	85	66	88	92	103
S&P Dept. Stores	100	112	79	105	124	144

The stockholder returns shown are neither determinative nor indicative of future performance.

EXECUTIVE COMPENSATION

Summary Compensation Table

									Long-Term Compensation
				Annual Compensation					Awards				Payouts
Name and Principal Position	Year		Total Compensation ($)(1)	Salary($)	Bonus($)		Other Annual Compensation ($)		Restricted Stock Award(s) ($)(2)		Securities Underlying Options/ SARs (#)(3)	Option Awards ($)(4)	LTIP Payouts ($)	All Other Compensation ($)(5)
Ullman, III, Myron E.	2005		4,755,438	1,500,000	2,662,500		592,938	(6)	—		—	—	—	—
(Chairman of the	2004	*		250,000	406,558		9,301	(7)	9,419,112	(8)	—		—	—
Board and Chief
Executive Officer)

Hicks, Ken C.	2005		1,622,351	765,000	678,938		8,200	(9)	—		8,499	107,172	—	63,041
(President and	2004			671,667	537,508		—		572,134	(10)	110,000		—	34,206
Chief Merchandising	2003			643,333	418,167		123,515	(11)	—		60,000		—	—
Officer)

Cavanaugh, Robert B.	2005		2,208,034	654,896	581,474		—		—		75,000	961,500	—	10,164
(Executive Vice	2004			611,896	720,368	(12)	—		—		75,000		—	6,494
President and Chief	2003			568,750	426,563		—		—		75,000		—	6,000
Financial Officer)

Davis, Gary L.	2005		1,951,888	523,850	293,724		8,200	(13)	—		75,000	961,500	—	164,614
(Former Executive	2004			554,850	443,933		—		—		75,000		—	30,333
Vice President, Chief	2003			538,750	404,063		—		—		75,000		—	6,000
Human Resources and Administration
Officer)

Bober, Joanne L.	2005	**	2,420,341	450,000	376,875		41,501	(14)	667,500	(15)	70,140	884,465	—	—
(Executive Vice
President, General
Counsel and
Secretary)

Theilmann, Michael T.	2005	***	4,170,989	333,333	443,750		4,790	(16)	2,392,316	(17)	70,000	996,800	—	—
(Executive Vice
President, Chief Human
Resources and
Administration Officer)

*	Mr. Ullman joined the Company on December 1, 2004.
**	Ms. Bober joined the Company on February 1, 2005.
***	Mr. Theilmann joined the Company on June 1, 2005.

(1)	Represents the sum of Salary, Bonus, Other Annual Compensation, the dollar value of any long term incentive awards or payouts, and All Other Compensation.
(2)	The value of these awards as set forth in this table is based upon the closing price of the common stock on the date of grant. The future value realized on these awards may differ from the values reported here. Dividends and dividend equivalents are paid on the shares of restricted common stock and stock units, respectively, from the date of grant.
(3)	No SARs have been granted since 1987.
(4)	The dollar value of stock options represents the expense recognized by the Company for such awards in the Company’s Statements of Operations over the vesting period.
(5)	For Messrs. Cavanaugh, Davis, and Hicks, these amounts represent for the current fiscal year, Company contributions or allocations under the Savings Plan and, where applicable, Mirror Savings Plan, respectively: for Mr. Cavanaugh $10,164; for Mr. Davis, $10,164 and $44,258; and for Mr. Hicks, $9,351 and $53,690. For a description of the Mirror Savings Plan, see page 26. For Mr. Davis, this amount also includes a vacation payout of $110,192 upon his retirement from the Company on December 31, 2005.
(6)	This amount reflects payments for certain perquisites made for or on behalf of Mr. Ullman. JCPenney policy requires the Chief Executive Officer to use corporate aircraft for security reasons. The amount reflected in this column includes the total of $490,624 for personal use of corporate aircraft and ground transportation and $57,466 for amounts paid in respect of taxes imputed to Mr. Ullman for personal use of corporate aircraft and ground transportation; $33,348 for expenses in connection with his employment and relocation; and $11,500 for financial counseling.
(7)	This amount reflects legal fees paid to or on behalf of Mr. Ullman in connection with his employment by the Company.
(8)

On December 1, 2004, Mr. Ullman received 160,599 restricted stock awards which vest 20% per year beginning December 1, 2005. Also, on December 1, 2004, Mr. Ullman received a signing bonus consisting of 80,299 restricted stock units payable six months after his termination from service, but if termination is voluntary or for retirement, payable six months after separation from service or January 1, 2008, whichever is later. The value of these awards shown in the table is based on the closing price of the common stock on the date of grant. The value of these awards on January 27, 2006 was $13,540,877. Mr. Ullman receives dividends on these restricted stock awards and dividend equivalents on the restricted stock units.

(9)	This amount reflects payments for financial counseling.
(10)	On January 3, 2005, Mr. Hicks received 13,813 restricted stock awards all of which will vest on January 3, 2008. The value of this award shown in the table is based on the closing price of the common stock on the date of grant. The value of this award on January 27, 2006 was $776,429. Mr. Hicks receives dividends on these restricted stock awards.
(11)	This amount reflects payments for certain perquisites made for or on behalf of Mr. Hicks. Of this amount, $110,464 was for relocation and the balance was for miscellaneous other perquisites.
(12)	This amount also includes a bonus payment to Mr. Cavanaugh under the “Eckerd Transaction Incentive Recognition Program” (cash bonuses for key employees involved in the sale of the Company’s drugstore operations), of $230,719.
(13)	This amount reflects payments for financial counseling.
(14)	This amount reflects payments for certain perquisites made for or on behalf of Ms. Bober. Of this amount, $33,986 was for expenses in connection with her employment and relocation; and $7,515 was for financial counseling.
(15)	On February 16, 2005, in connection with her employment with the Company and relinquishment of certain benefits provided by her previous employer, Ms. Bober received 15,000 shares of restricted stock which will vest on February 16, 2008. The value of this award shown in the table is based on the closing price of the common stock on the date of grant. The value of this award on January 27, 2006 was $843,150. Ms. Bober receives dividends on these restricted stock awards.
(16)	This amount reflects payments for financial counseling.
(17)	On June 1, 2005, in connection with his employment with the Company and relinquishment of certain benefits provided by his previous employer, Mr. Theilmann received 29,952 restricted stock units which will vest 33-1/3% per year on each anniversary of the grant date beginning on June 1, 2006. Also on June 1, 2005, Mr. Theilmann received 17,971 restricted stock units which will vest 50% on June 1, 2015, 25% on June 1, 2020, and 25% on June 1, 2025. The value of these awards shown in the table is based on the closing price of the common stock on the date of grant. The value of these awards on January 27, 2006 was $2,693,752. Mr. Theilmann receives dividend equivalents on these restricted stock unit awards.

Option/SAR Grants in Last Fiscal Year

The following table provides information regarding stock options granted to the named executive officers during fiscal 2005. Except as otherwise noted, such options are exercisable pro rata over a three-year period from the date of the grant. The values assigned to each reported option are shown using arbitrarily assumed annualized rates of stock price appreciation of 5% and 10% over the full 10-year term of the options. In assessing these values it should be kept in mind that regardless of the theoretical value that is placed on a stock option on the date of grant, its ultimate value will be dependent on the market value of the Company’s common stock at a future date, and as a result of the efforts of such executives to contribute to the creation of sustainable stockholder wealth.

Individual Grants
Name	Number of Securities Underlying Options/SARs Granted (#)(1)	% of Total Options/SARs Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
					5%	10%
Ullman, III, Myron E. (Chairman of the Board and Chief Executive Officer)	-0-	-0-	-0-	—	-0-	-0-

Hicks, Ken C. (President and Chief Merchandising Officer)	8,499	0.3%	$44.31	2/15/15	$236,836	$600,189

Cavanaugh, Robert B. (Executive Vice President and Chief Financial Officer)	75,000	2.3%	$44.69	2/27/15	$2,107,898	$5,341,826

Davis, Gary L. (Former Executive Vice President, Chief Human Resources and Administration Officer)	75,000	2.3%	$44.69	2/27/15	$2,107,898	$5,341,826

Bober, Joanne L. (Executive Vice President, General Counsel and Secretary)	70,140	2.2%	$44.31	2/15/15	$1,954,544	$4,953,198

Theilmann, Michael T. (Executive Vice President, Chief Human Resources and Administration Officer)	70,000	2.2%	$50.28	5/31/15	$2,213,458	$5,609,336

(1)	No SARs were granted in the last fiscal year.
(2)	The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, of the Company’s stock price.

Aggregated Option/SAR Exercises in Last Fiscal Year and

Fiscal Year-End Option/SAR Values

The following table shows stock option exercises by named executive officers during fiscal 2005, including the aggregate value of gains on the date of exercise. In addition, this table includes the number of shares covered by both exercisable and non-exercisable stock options at fiscal year-end. Also reported are the values for “in-the-money” options which represent the positive spread between the exercise price of any such existing stock options and the fiscal 2005 year-end price of the Company’s common stock.

Name	Shares Acquired on Exercise (#)	Value Realized($)	Number of Securities Underlying Unexercised Options/SARs at FY-End(#) Exercisable(E)/ Unexercisable(U)		Value of Unexercised In-the-Money Options/SARs at FY-End($) Exercisable/ Unexercisable(1)
Ullman, III, Myron E.	-0-	-0-	-0-		-0-
(Chairman of the Board and Chief Executive Officer)

Hicks, Ken C.	-0-	-0-	130,001	(E)	$4,225,897
(President and Chief			81,832	(U)	$1,585,133
Merchandising Officer)

Cavanaugh, Robert B.	-0-	-0-	43,800	(E)	$886,251
(Executive Vice President			125,000	(U)	$2,121,500
and Chief Financial Officer)

Davis, Gary L.	151,750	$3,290,637	143,000	(E)	$2,190,890
(Former Executive Vice			-0-	(U)	$-0-
President, Chief Human
Resources and
Administration Officer)

Bober, Joanne L.	-0-	-0-	-0-	(E)	$-0-
(Executive Vice President,			70,140	(U)	$834,666
General Counsel and
Secretary)

Theilmann, Michael T.	-0-	-0-	-0-	(E)	$-0-
(Executive Vice President,			70,000	(U)	$415,100
Chief Human Resources and Administration Officer)

(1)	Value is based on the closing price on the last trading day of the fiscal year, January 27, 2006, which was $56.21.

Retirement Plans

Mirror Savings Plan

For 2005, the Internal Revenue Service imposed a limit on participant contributions to qualified savings plans (such as the Company’s Savings, Profit-Sharing and Stock Ownership Plan) for individuals earning in excess of $210,000. The J. C. Penney Corporation, Inc. Mirror Savings Plan provides associates earning more than the compensation limit the opportunity to defer a portion of their base salary and incentive compensation payments exceeding the compensation limit as a means of saving for retirement. Participants in the Mirror Savings Plan elect to defer a percentage of their compensation each year. Deferred amounts are generally payable upon a participant’s retirement, death, or other separation from the Company.

Defined Benefit Retirement Plans

The Company has a defined benefit Pension Plan (“Pension Plan”), a Benefit Restoration Plan (“BRP”), and a Supplemental Retirement Program for Management Profit-Sharing Associates (“SRP”). Each of these plans has certain age, service, and other requirements that the participant must meet at the time he or she terminates employment in order to receive a benefit under the plan.

The BRP is an “excess” plan that provides a benefit to eligible associates whose Pension Plan benefit is limited by the IRS-imposed compensation limit (which, in 2005, was $210,000). The SRP provides a separately calculable benefit to eligible associates. The calculation under the SRP includes offsets for benefits payable under the Pension Plan and the BRP, deemed Company contributions to the Savings, Profit-Sharing and Stock Ownership Plan and Mirror Savings Plan, and the Company-provided portion of the associate’s estimated Social Security benefit. Since these offsets increase at a faster rate than the SRP benefit after age 60, the difference between the benefit under the SRP and the combined benefit under the Pension Plan and BRP decreases as the associate approaches age 65. Participation in the SRP is limited to employees eligible for participation on or prior to December 31, 1995.

Participants become eligible to participate in the Pension Plan and BRP on the first day of the first quarter following one full year of service. As of the date of this proxy statement, Ms. Bober and Messrs. Hicks and Ullman are eligible to participate in the Pension Plan and BRP. In addition to participating in the Pension Plan and the BRP, Messrs. Cavanaugh and Davis are also eligible for the SRP since they were both eligible for participation on or prior to December 31, 1995. Mr. Theilmann has not yet met the eligibility requirements for the Pension Plan and BRP.

Below are two tables, the first showing the benefits available under the Company’s Pension Plan and BRP and the second showing the benefits available under the SRP. To determine Ms. Bober and Messrs. Hicks and Ullman’s estimated retirement income amounts, use the Estimated Annual Retirement Income – Pension and Benefit Restoration Plans Table. To determine Messrs. Cavanaugh and Davis’ estimated retirement income amounts, use the Estimated Annual Retirement Income – Supplemental Retirement Plan Table. All amounts shown in the tables are estimates since it is not possible to calculate exact benefits until an employee terminates employment.

Estimated Annual Retirement Income

Pension and Benefit Restoration Plans Table

Years of Service
Average Final Pay*	5 Years	10 Years	15 Years	20 Years	25 Years	30 Years	35 Years
$ 700,000	$42,500	$85,000	$127,500	$170,000	$212,500	$215,000	$315,000
750,000	45,500	91,250	136,750	182,500	228,250	230,500	338,250
1,000,000	61,250	122,500	183,750	245,000	306,250	308,750	453,750
1,250,000	76,750	153,750	230,500	307,500	384,500	386,750	569,500
1,375,000	84,500	169,250	254,000	338,750	423,500	426,000	627,250
1,400,000	86,250	172,500	258,750	345,000	431,250	433,750	638,750

*	The Average Final Pay ranges used here are based on the Salary and Bonus shown in the Summary Compensation Table on page 22. For Pension Plan and BRP purposes, Average Final Pay is the average of the highest five consecutive full calendar years of pay (includes salary and bonus actually paid during that year) out of the last ten years of service under the Pension Plan.

The benefit amounts shown above are based on total years of service and a Normal Retirement Date under the Pension Plan of age 65 using a straight life annuity distribution option. The Pension Plan requires five years of service or attainment of age 65 while employed by the Company before a participant will be vested and entitled to receive a benefit at retirement age. The maximum years of credited service used to compute a benefit under the Pension Plan is 35 years. “Years of credited service” are the employee’s total “years of service” with the Company less one year. Early retirement (as defined in the Pension Plan) and deferred vested benefits under the Pension Plan are subject to actuarial reductions. As of December 31, 2005, the “years of credited service” and Average Final Pay under the Pension Plan and BRP for Ms. Bober and Messrs. Hicks and Ullman were 0, 2.25, and 0 years of service, respectively, and $0, $1,191,171, and $0 assumed Average Final Pay, respectively.

The following table provides the estimated annual retirement income under the SRP for the “Final Earnings” amounts shown. This includes amounts attributable to the Pension Plan, BRP, Savings Plan, and Mirror Savings Plan. These estimated annual retirement income amounts have not been reduced for the offsets to the SRP benefit discussed above.

Estimated Annual Retirement Income

Supplemental Retirement Program Table

Years of Service
Final Earnings*	25 Years	30 Years	35 Years	40 Years
$ 700,000	$315,000	$350,000	$367,500	$385,000
725,000	326,250	362,500	380,625	398,750
975,000	438,750	487,500	511,875	536,250
1,000,000	450,000	500,000	525,000	550,000
1,100,000	495,000	550,000	577,500	605,000
1,125,000	506,250	562,500	590,625	618,750
1,325,000	596,250	662,500	695,625	728,750
1,375,000	618,750	687,500	721,875	756,250
1,400,000	630,000	700,000	735,000	770,000

*	The Final Earnings ranges used here are based on the Salary and Bonus in the Summary Compensation Table on page 22. For SRP purposes, Final Earnings are the amounts shown in the Summary Compensation Table (includes, for example, the 2005 salary and 2005 bonus paid in 2006). Final Earnings is defined as the average of the associate’s three full or partial years of highest earnings, taking into account the year of retirement and the previous nine full calendar years of service.

The benefit amounts shown above are based on total years of service and a “Traditional Retirement Age” under the SRP of age 60 using a straight life annuity distribution option. To be vested in an SRP benefit at termination of employment an employee must have at least 15 years of service and reach age 55 as an active employee or be age 60, and have been employed by the Company on December 31, 1995.

As noted previously, upon actual retirement, the estimated annual retirement income amounts shown in the SRP table would be offset by the single life annuity value of the Pension Plan and BRP benefits, deemed Company contributions to the Savings Plan and Mirror Savings Plan, and the Company provided portion of the employee’s estimated Social Security benefit to determine the actual SRP benefit to be paid. As of December 31, 2005, the “years of credited service” and Final Earnings under the SRP for Mr. Cavanaugh and Mr. Davis were 26.75 years and $1,216,067 and 40 years and $971,071, respectively. Mr. Davis retired from the Company on December 31, 2005.

Other Compensation Arrangements

Employment Contract

Robert B. Cavanaugh. J. C. Penney Corporation, Inc., the Company’s wholly owned operating subsidiary, entered into an Employment Agreement with Mr. Cavanaugh effective as of May 1, 2005 (“Cavanaugh Agreement”), pursuant to which Mr. Cavanaugh serves as the Company’s Chief Financial Officer. The Cavanaugh Agreement provides for an initial term of three years, with an initial annual base salary of $615,250. Mr. Cavanaugh’s current base salary is $658,500. Pursuant to the Cavanaugh Agreement, he is also entitled to annual performance-based incentive compensation under the Company’s Management Incentive Compensation Program, with a target incentive opportunity of 60% of base salary and a maximum incentive amount of 100% of base salary. Mr. Cavanaugh also participates in the Equity Plan and other Company benefit plans generally provided or made available to senior associates.

Change in Control Plan

On March 21, 2006, the Company’s Board approved the J. C. Penney Corporation, Inc. Change in Control Plan (the “Plan”). Pursuant to the Plan, members of senior management constituting the J. C. Penney Corporation, Inc. Executive Board are entitled to certain benefits upon an Employment Termination (as defined in the Plan) that occurs within two years of a Change in Control event (as defined in the Plan). Plan participants designated as “Tier 1” participants (the CEO and Executive Board members who report directly to the CEO) shall be entitled to a cash payment of three times annualized salary and incentive compensation at target upon Employment Termination. “Tier II” participants (the remainder of the Executive Vice Presidents on the Executive Board who are not direct reports of the CEO) shall be entitled to a cash payment of 2.5 times annualized salary and incentive compensation at target upon Employment Termination. “Tier III” participants (Senior Vice Presidents on the Executive Board) shall be entitled to a cash payment of two times annualized base salary and incentive compensation at target. In addition to these cash payments, all Plan participants shall, upon Employment Termination, be entitled to a lump sum benefit under the Plan calculated (as provided in the Plan) by crediting the Participant with additional years of age and service as though the benefit were paid under the Company’s non-qualified retirement plans, a lump sum Company portion of the premium toward medical, dental, and life insurance plans coverage, prorated incentive compensation, $25,000 toward outplacement and financial counseling services, and, if applicable, reimbursement of legal fees and expenses described in the Plan. As an additional Plan benefit, participants will also be treated as a reduction in force making them eligible for up to two years of age and/or service credit for retiree medical, dental, life insurance, and discount program eligibility purposes under the terms of those plans. Plan participants shall also be entitled to modified tax gross-up payment benefits in certain circumstances, as described in the Plan.

Termination Pay Agreements

The Company’s Board also approved on March 21, 2006 entering into individual Executive Termination Pay Agreements (“Termination Pay Agreements”) with each of the Executive Board members other than Mr. Ullman. Pursuant to the Termination Pay Agreements, if a participant is Involuntarily Terminated (as defined in the Termination Pay Agreement), absent a change in control event, such participant will receive a lump sum cash payment equal to annualized salary plus incentive compensation at target for (a) 18 months if such participant is an Executive Vice President or higher of the Company, and (b) 12 months if such participant is a Senior Vice President. Upon such Involuntary Termination, a participant may also be entitled to a cash payment in respect of pro-rated incentive compensation through the termination date, the Company portion of premiums toward certain health care and life insurance coverages and $25,000 toward financial counseling and outplacement services as described in the Termination Pay Agreement. A participant under a Termination Pay Agreement is subject to certain confidentiality, non-solicitation and non-competition restrictive covenants during employment and for a period of 12 months following termination of employment for Senior Vice President participants and 18 months for all other participants. Executive Board members with current Employment Agreements are not eligible to enter into a Termination Pay Agreement until his or her Employment Agreement is terminated or expires. Under the Termination Pay Agreements, each Executive Board member waives his or her right to participate in the J. C. Penney Corporation, Inc. Separation Pay Plan, which covers all associates below the Executive Board level and provides certain benefits in the event of involuntary termination of employment.

AUDIT FUNCTION

Report of Audit Committee

Composition and Qualifications

The Audit Committee of the Board of Directors (the “Audit Committee”) is composed of five independent directors and operates under a written charter, in accordance with applicable rules of the SEC and the NYSE. The Corporate Governance Committee and the full Board of Directors considers membership for the Audit Committee annually. The current members of the Audit Committee are Thomas J. Engibous, Kent B. Foster, Leonard H. Roberts, Mary Beth Stone West, and M. Anthony Burns, who serves as its chair. All members are “financially literate” and Mr. Burns, the Chair, has been determined by the Board to be an “audit committee financial expert,” as those terms are defined by the NYSE and the SEC.

Purpose

The purpose of the Audit Committee is to assist the Board in monitoring: (i) the Company’s financial reporting process, including internal control over financial reporting; (ii) the Company’s compliance with legal and regulatory requirements; (iii) the independence and qualifications of the Company’s independent auditor; and (iv) the performance of the Company’s internal auditors and independent auditor.

Responsibilities

Management is responsible for maintaining adequate internal control over financial reporting and KPMG LLP is responsible for expressing opinions on the conformity of the Company’s audited consolidated financial statements with U.S. generally accepted accounting principles and on management’s assessment of the effectiveness of the Company’s internal control over financial reporting. In addition, KPMG LLP will express its own opinion on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes. The Audit Committee is also solely responsible for the selection and termination of the Company’s independent auditor, including the approval of audit fees and non-audit services provided by and fees paid to the independent auditor.

Review of Financial Information

In this context, the Audit Committee has met and held discussions with management of the Company, who represented to the Audit Committee that the Company’s audited consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles. The Audit Committee has reviewed and discussed the audited consolidated financial statements, management’s assessment of the effectiveness of the Company’s internal control over financial reporting, and KPMG LLP’s evaluation of the Company’s internal control over financial reporting with both management and the independent auditor. The Audit Committee also discussed with the independent auditor the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees). The Audit Committee has received the written disclosures and the letter from the independent auditor required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent auditor its independence. The Audit Committee also participated in the certification process relating to the filing of certain reports pursuant to the Exchange Act.

Inclusion of Consolidated Financial Statements in Form 10-K

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended January 28, 2006 for filing with the SEC.

Independent Auditor

The Audit Committee also recommends that the Company’s stockholders ratify KPMG LLP as the Company’s independent auditor for the 2006 fiscal year.

Audit Committee

M. Anthony Burns, Chair Kent B. Foster	Thomas J. Engibous Mary Beth Stone West	Leonard H. Roberts

Audit and Other Fees

The following table presents fees for professional services rendered by KPMG LLP for the audit of the Company’s annual consolidated financial statements for the fiscal years ended January 29, 2005 and January 28, 2006 and fees billed for other services rendered by KPMG LLP.

	Fiscal 2004	Fiscal 2005
Audit Fees(1)	$3,421,420	$3,332,114
Audit-Related Fees(2)	1,650,215	557,622

Total Audit and Audit-related fees	$5,071,635	$3,889,736

Tax Fees(3)	$564,742	$216,254
All Other Fees(4)	52,853	0

Total Fees(5)	$5,689,230	$4,105,990

(1)	Audit fees include fees for professional services rendered for the audits of (a) management’s assessment of the effectiveness of internal control over financial reporting, and (b) the effectiveness of internal control over financial reporting.
(2)	Audit-related fees in 2004 consisted principally of fees relating to the carve-out audits performed in connection with the sale of the Eckerd drugstore operations. The remaining fees included in both years were for audits of financial statements of certain employee benefit plans and assistance with accounting treatment of proposed transactions.
(3)	Tax fees consisted of fees for tax consultation and tax compliance services.
(4)	All other fees in 2004 consisted principally of fees for work related to compliance reviews of administrative expenses charged to certain employee benefit plans.
(5)	All fees were pre-approved by the Audit Committee of the Board.

Audit Committee’s Pre-Approval Policies and Procedures

The Audit Committee must approve any fee for services to be performed by the Company’s independent auditor in advance of the service being performed. For proposed projects using the services of the Company’s independent auditor that are expected to cost over $200,000 or 5% of the auditor’s fee for the preceding year, whichever is lower, the Audit Committee will be provided information to review and must approve each project prior to commencement of any work. For proposed projects using the services of the Company’s independent auditor that are expected to cost $200,000 or less, or less than 5% of the auditor’s fee for the preceding year, whichever is greater, the Audit Committee will be provided with a detailed explanation of what is being included, and asked to approve a maximum amount for specifically identified services in each of the following categories: (a) audit fees; (b) audit-related fees; (c) tax fees; and (d) all other fees for any services allowed to be performed by the independent auditor. If additional amounts are needed, the Audit Committee must approve the increased amounts prior to the previously approved maximum being reached and before the work may continue. Approval by the Audit Committee may be made at its regularly scheduled meetings or otherwise, including by telephonic or other electronic communications. The Company will report the status of the various types of approved services and fees, and cumulative amounts paid and owed, to the Audit Committee on a regular basis. The Audit Committee has considered whether the independent auditor’s non-audit services provided to the Company are compatible with maintaining the auditor’s independence.

PROPOSAL 2 –

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

KPMG LLP, independent certified public accountants, member of the SEC Practice Section of the AICPA Division for CPA firms, and registrant with the Public Company Accounting Oversight Board, has been the auditor of the Company’s consolidated financial statements since 1916. Its appointment as the Company’s independent auditor for the fiscal year ending February 3, 2007 has been approved by the Audit Committee of the Board. Stockholder ratification of such appointment is requested.

It is anticipated that a representative of KPMG LLP will attend the meeting, will be available to respond to appropriate questions, and will have an opportunity to make a statement should he or she so desire.

The Board recommends a vote FOR the ratification of the appointment of KPMG LLP.

PROPOSAL 3 –

MANAGEMENT PROPOSAL TO AMEND THE RESTATED CERTIFICATE OF INCORPORATION AND BYLAWS TO PROVIDE FOR THE ANNUAL ELECTION OF ALL DIRECTORS

Background

The Board of Directors, as part of its continuing review of corporate governance matters, and after careful consideration and upon recommendation by the Corporate Governance Committee, has adopted and now recommends stockholder approval of a proposal to amend Article Sixth of the Company’s Restated Certificate of Incorporation (“Charter”) and Article III, Sections 3 and 13, of the Company’s Bylaws (“Bylaws”), to eliminate the classification of the Board of Directors.

Classified boards have been widely adopted and have a long history in corporate law. Proponents of classified boards believe that they provide continuity and stability to the board, facilitate a long-term outlook by the board, and enhance the independence of non-employee directors. On the other hand, an increasing number of investors have come to believe that classified boards reduce accountability of directors because they limit the ability of stockholders to evaluate and elect all directors on an annual basis.

In 2005, a stockholder of the Company, the Amalgamated Bank Longview Collective Investment Fund (“Longview”), submitted a stockholder proposal at the 2005 Annual Meeting requesting that the Board take the steps necessary to declassify the Board of Directors, provided that such declassification be phased in so that it does not affect the unexpired terms of the previously elected directors. Longview’s proposal received support from a majority of the shares of common stock outstanding as well as a majority of the votes cast at the 2005 Annual Meeting.

The Board is committed to good corporate governance. Accordingly, the Board has on several occasions considered the advantages and disadvantages of maintaining a classified Board, and in the past has concluded that the classified Board structure was in the best interests of the Company and its stockholders. This year, the Board requested that the Corporate Governance Committee again consider the various positions for and against a classified Board, particularly in light of evolving corporate governance practices and investor sentiment. In light of the stockholder support for the Longview proposal, the Board and the Corporate Governance Committee have reconsidered the merits of retaining a classified Board. The Board recognizes that the election of directors is the primary means for stockholders to influence corporate governance policies and hold management accountable for implementing those policies and that annual elections are in line with emerging practices in the area of corporate governance, providing stockholders with the opportunity to register their views on the performance of the entire Board each year.

The Corporate Governance Committee consulted management and the Company’s outside advisors when it considered the various positions for and against a classified Board. Based upon the analysis and recommendation of the Corporate Governance Committee, the Board has determined that adopting a resolution approving amendments to the Charter and Bylaws, which will provide for the annual election of all directors, is in the best interests of the Company and its stockholders at this time.

The Board has unanimously adopted a resolution approving the proposed declassification amendments to the Charter and Bylaws, which will provide for the annual election of all directors. The Board further deems such amendments advisable and is recommending that the Company’s stockholders approve the amendments.

If the proposed amendments are approved, the declassified Board structure will be phased in as follows:

•	Current directors, including those elected to three-year terms at the Company’s 2006 Annual Meeting, will continue to serve the remainder of their elected terms; and
•	Starting with the 2007 Annual Meeting of Stockholders, directors will be elected annually so that by the 2009 Annual Meeting of Stockholders, all directors will be elected annually.

Amendments to Restated Certificate of Incorporation and Bylaws

The following is a brief description of each of the proposed amendments to the Charter and Bylaws:

1.	Beginning at the 2007 Annual Meeting of Stockholders, Each Class of Directors Up For Election Will Serve One-Year Terms.

Article Sixth of the Charter and Article III, Section 3 of the Bylaws currently provide that the Board of Directors shall be divided into three classes, with the directors in each class standing for election at every third annual meeting of stockholders. If the Proposal is adopted by the Company’s stockholders, Article Sixth of the Charter and Article III, Section 3 of the Bylaws will be amended to phase out the current division of the Board of Directors into three classes and to provide instead for the annual election of directors commencing with the class of directors standing for election at the 2007 Annual Meeting of Stockholders. To ensure a smooth transition to the new system, and to permit the current directors (including directors nominated for election at the 2006 Annual Meeting) to serve out the three-year terms to which the stockholders elected them, the amendments will not shorten the term of any director elected at or before the 2006 Annual Meeting. The new procedures would, however, apply to all directors elected after the 2006 Annual Meeting, including any current directors who are re-nominated after their current terms expire. Thus, the current class of directors who were elected at the 2004 Annual Meeting of Stockholders for a three-year term expiring in 2007, would, if re-nominated, stand for election at the 2007 Annual Meeting for one-year terms. At the 2008 Annual Meeting of Stockholders, those directors, together with the class of directors elected at the 2005 Annual Meeting of Stockholders for a three-year term expiring in 2008, would, if re-nominated, stand for election for one-year terms. Beginning with the Annual Meeting of Stockholders in 2009, the classification of the Board would end and all directors would be subject to annual election.

2.	All Directors Elected to Fill Vacancies Will Serve One-Year Terms.

Article Sixth of the Charter and Article III, Section 13 of the Bylaws currently provide that directors elected to fill vacancies (either as a result of newly-created directorships or the death, resignation, disqualification, or removal of a director) shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred. Consistent with the proposed amendments to Article Sixth of the Charter and Article III, Section 3 of the Bylaws that would phase out the classified Board structure, Article Sixth of the Charter would be further amended, and Article III, Section 13 of the Bylaws would be amended, to provide that directors elected to fill vacancies on the Board serve for a term ending at the next Annual Meeting of Stockholders following their election.

3.	Article Sixth of the Charter and Article III, Sections 3 and 13 May Be Altered, Amended or Repealed by Majority Vote.

Article Sixth of the Charter currently provides that the vote of at least 80% of the combined voting power of the then-outstanding shares of all classes and series of stock of the Company entitled to vote generally in the election of directors (“Super-majority Vote”) is required to amend the provisions of the Charter establishing the classified Board structure and Article Ninth of the Charter currently provides that a Super-majority Vote is required to amend Article III, Sections 3 and 13 of the Bylaws. The Company is proposing to amend Article Sixth to delete the supermajority voting requirement applicable to classification of the Board, and Article Ninth to delete the references to Article III, Sections 3 and 13 of the Bylaws, in order that, if stockholders in the future wish to reestablish a classified Board, such reestablishment would need the affirmative vote of only a majority of the combined voting power of the then-outstanding shares of all classes and series of stock of the Company entitled to vote generally in the election of directors at a meeting at which a quorum is present.

The Board has set the current number of directors at 11, which the Proposal would not change. The Board will, however, retain the authority to change that number and to appoint directors to fill any Board vacancies, including any that result from an increase in the size of the Board.

Appendix B shows the changes to the relevant portions of Articles Sixth and Ninth of the Charter and Article III, Sections 3 and 13 of the Bylaws resulting from the proposed amendments, with deletions indicated by strike-outs and additions indicated by underlining. If approved, this Proposal will become effective upon the filing of a Certificate of Amendment to the Restated Certificate of Incorporation with the Secretary of State of the State of Delaware. The Company would make such a filing promptly after approval of the Proposal at the Annual Meeting.

The Board Recommends a Vote FOR the Management Proposal to Amend the Restated Certificate of Incorporation and Bylaws to Provide for the Annual Election of All Directors.

PROPOSAL 4 –

STOCKHOLDER PROPOSAL

The Company has been informed that the United Brotherhood of Carpenters Pension Fund, 101 Constitution Avenue, N.W., Washington, D. C. 20001, an owner of 4,600 shares of common stock, intends to submit a resolution at the Annual Meeting, as follows:

Resolved: That the shareholders of J. C. Penney Company, Inc. (“Company”) request that the Board of Director’s Executive Compensation Committee establish a pay-for-superior-performance standard in the Company’s executive compensation plan for senior executives (“Plan”), by incorporating the following principles into the Plan;

1.	The annual incentive component of the Company’s Plan should utilize financial performance criteria that can be benchmarked against peer group performance, and provide that no annual bonus be awarded based on financial performance criteria unless the Company exceeds the median or mean performance of a disclosed group of peer companies on the selected financial criteria;

2.	The long-term equity compensation component of the Company’s Plan should utilize financial and/or stock price performance criteria that can be benchmarked against peer group performance, and any options, restricted shares, or other equity compensation used should be structured so that compensation is received only when Company performance exceeds the median or mean performance of the peer group companies on the selected financial and stock price performance criteria; and

3.	Plan disclosure should allow shareholders to monitor the correlation between pay and performance established in the Plan.

Supporting Statement: We feel it is imperative that executive compensation plans for senior executives be designed and implemented to promote long-term corporate value. A critical design feature of a well-conceived executive compensation plan is a close correlation between the level of pay and the level of corporate performance. We believe the failure to tie executive compensation to superior corporate performance has fueled the escalation of executive compensation and detracted from the goal of enhancing long-term corporate value. The median increase in CEO total compensation between 2003 and 2004 was 30.15% for S&P 500 companies, twice the previous year increase of 15.04% according to The Corporate Library’s CEO Pay Survey.

The pay-for-performance concept has received considerable attention, yet most executive compensation plans are designed to award significant amounts of compensation for average or below average peer group performance. Two common and related executive compensation practices have combined to produce pay-for-average-performance and escalating executive compensation.

First, senior executive total compensation levels are targeted at peer group median levels. Second, the performance criteria and benchmarks in the incentive compensation portions of the plans, which typically deliver the vast majority of total compensation, are calibrated to deliver a significant portion of the targeted amount. The formula combines generous total compensation targets with less than demanding performance criteria and benchmarks.

We believe the Company’s plan fails to promote the pay-for-superior-performance principle. Our Proposal offers a straightforward solution: The Compensation Committee should establish and disclose meaningful performance criteria on which to base annual and long-term incentive senior executive compensation and then set and disclose performance benchmarks to provide for awards or payouts only when the Company exceeds peer group performance. We believe a plan to reward only superior corporate performance will help moderate executive compensation and focus senior executives on building sustainable long-term corporate value.

The Board of Directors Opposes This Proposal

JCPenney’s compensation philosophy is that compensation should be tied directly to the achievement of the Company’s annual and long-term performance goals. As discussed in our Compensation Committee Report, this pay-for-performance philosophy is reflected in the Company’s use of an annual incentive and long-term equity compensation structure that rewards executive management only after they have delivered significant benefits to the Company and its stockholders. Our annual profit incentive compensation program is designed to produce no award for performance well below plan and up to 200% of target for superior results, thereby linking incentive pay to performance. Stock options, which constitute one-half of our long-term equity compensation, are also performance-based since no value is recognized unless the Company’s stock price has increased when the options vest and become exercisable.

The proponent argues that the annual and long-term equity components of executive compensation should be benchmarked against peer group performance. In the Board’s view, however, the addition of peer group benchmarking is not warranted. By including a median or mean peer group performance standard as the benchmark against which Company performance is to be evaluated, this proposal runs counter to the goal of ensuring that executive compensation is tied to superior Company performance. Use of the proponent’s methodology in years when the retail industry is underperforming as a whole, but JCPenney’s performance is less poor than its average or median competitor, would still result in the realization of substantial executive equity awards and bonuses, which is contrary to the Company’s pay-for-performance philosophy.

Since JCPenney already has in place annual and long-term compensation programs that are performance-based in nature and structured with objective performance criteria, your Board believes that this proposal is contrary to the interests of JCPenney and our stockholders.

Accordingly, the Board recommends a vote AGAINST this proposal.

OTHER BUSINESS MATTERS

Stockholder Proxy Proposal Deadline

Under the rules of the SEC, the date by which proposals of stockholders intended to be presented at the 2007 Annual Meeting of Stockholders must be received by the Company for inclusion in its proxy statement and form of proxy relating to that meeting is December 12, 2006.

Stockholder Business – Annual Meeting

Stockholders who wish to introduce an item of business at an annual meeting of stockholders may do so in accordance with JCPenney’s Bylaw procedures. These procedures provide, generally, that stockholders desiring to bring a proper subject of business before the meeting, must do so by a written notice timely received (not later than 90 days in advance of such meeting) by the Secretary of the Company. Any notice of intent to introduce an item of business at an annual meeting of stockholders must contain the name and address of the stockholder, and a representation that the stockholder is a holder of record and that the stockholder intends to appear in person or by proxy at the meeting. Notice of an item of business shall include a brief description of the proposed business and any material interest of the stockholder in such business.

The chairman of the annual meeting may refuse to allow the transaction of any business not presented in compliance with the foregoing procedures.

Timing

It is currently expected that the 2007 Annual Meeting of Stockholders will be held on or about May 18, 2007, in which event any advance notice of nominations for directors and items of business (other than proposals intended to be included in the proxy statement and form of proxy, which as noted above must be received by December 12, 2006) must be given by stockholders and received by the Secretary of the Company by February 17, 2007. The Company does, however, retain the right to change this date as it, in its sole discretion, may determine. Notice of any change will be furnished to stockholders prior to the expiration of the 90-day advance notice period referred to above. Copies of the Company’s Bylaws are available from the Secretary of the Company.

Joanne L. Bober, Secretary

APPENDIX A

J. C. PENNEY COMPANY, INC.

Audit Committee of the Board of Directors

Charter

I.	Purpose

The purpose of the Audit Committee (“Committee”) is to:

A.	Assist the Board of Directors oversight of (i) the integrity of the Company’s financial statements; (ii) the Company’s compliance with legal and regulatory requirements; (iii) the independent auditor’s qualifications and independence; and (iv) the performance of the Company’s internal audit function and of the independent auditor; and

B.	Prepare an audit committee report as required by the Securities and Exchange Commission (“SEC”) to be included in the Company’s annual proxy statement.

C.	Have ultimate authority and responsibility to appoint, compensate, retain, and oversee the work of the Company’s independent auditor. The independent auditor is directly accountable and shall report directly to the Committee. Nothing herein will preclude the Company from submitting the appointment of the independent auditor to stockholders for ratification.

II.	Composition and Meetings

A.	The Committee shall be composed of at least three members of the Board. The members and the Chair of the Committee shall be appointed annually by the Board and the Chair shall, unless the Board determines otherwise, serve for no more than a five-year period. At least one member of the Committee shall be an “audit committee financial expert”, and all members of the Committee must be “financially literate”, as determined by the Board of Directors, and as these terms are defined by the rules of the SEC and/or the New York Stock Exchange (“NYSE”).

B.	Each member of the Committee shall meet the independence requirements of the NYSE and applicable federal securities law, including the rules and regulations of the SEC, as determined by the Board of Directors. No director qualifies as “independent” if the Board affirmatively determines that the director (i) is an “affiliated person” (as defined by applicable laws and the SEC rules and regulations) of the Company or any subsidiary of the Company; or (ii) has accepted consulting, advisory or other compensatory fees from the Company or any subsidiary of the Company, other than director’s fees, unless allowed otherwise by the rules of the NYSE. At the discretion of the Board of Directors, such members may receive fees for services on the Audit Committee or as Chair of the Audit Committee in addition to normal fees paid to all directors.

C.	No director may serve as a member of the Audit Committee if s/he serves on the audit committees of more than two other public companies unless the Board of Directors determines that such simultaneous service would not impair the ability of such director to effectively serve on the Audit Committee, and this determination is disclosed in the Company’s annual proxy statement.

D.	In accordance with the Company’s bylaws, a majority of the members of the Audit Committee may fix its rules of procedure, determine its actions, and fix the time and place of its meetings and specify what notice thereof, if any, shall be given.

E.	The Committee may consult with and engage independent counsel (who may be counsel to the Company) and other advisors as it deems necessary.

F.	The Company shall provide appropriate funding, as determined by the Committee, for payment of: (i) compensation of any registered public accounting firm for the purpose of preparing or issuing an audit report or performing other audit, review of attest services for the Company; (ii) compensation to any advisor employed by the Committee; and (iii) ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

III.	Duties and Responsibilities

The Committee shall have the following duties and responsibilities:

A.	With respect to independent auditors:

1.	To be directly responsible for and have the sole authority for the appointment, compensation, retention and oversight of the work of the independent auditor (including resolution of disagreements between management and the auditor regarding financial reporting), who shall report directly to the Audit Committee, and for the approval of all audit and engagement fees, and any significant non-audit fees;

2.	To be directly responsible and have the sole authority for the appointment, compensation, retention and oversight of any registered public accounting firm, other than the independent auditor, engaged for the purpose of preparing or issuing an audit report or to perform audit review or attestation services, which firm shall report directly to the Audit Committee;

3.	To pre-approve, or to adopt appropriate procedures to pre-approve, all audit and non-audit services to be provided by the independent auditor;

4.	To evaluate, at least annually the performance of the independent auditor, including a specific evaluation of the lead partner of the independent auditor, whether there should be a rotation of the audit firm itself and of any other factors as may be required by the NYSE and other applicable laws and regulations;

5.	To obtain and review, at least annually, a report by the independent auditor (it being understood that the independent auditor is responsible for the accuracy and completeness of this report) describing: (i) the firm’s internal quality-control procedures; (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; (iii) all relationships between the independent auditor and the Company and to disclose any relationships or services that may impact the quality of audit services or the objectivity and independence of the independent auditor; and to recommend that the Board of Directors take appropriate action in response to the report of the independent auditor to satisfy itself of the auditor’s independence;

6.	To obtain from the independent auditor in connection with any audit a timely report relating to the Company’s annual audited financial statements describing all critical accounting policies and practices used, all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor, and any material written communications between the independent auditor and management, such as any “management” letter or schedule of unadjusted differences;

7.	To review with the independent auditor any audit problems or difficulties and management’s responses to these problems;

8.	To discuss with management the timing and process for implementing the rotation of the lead audit partner, the concurring partner and any other active audit engagement team partner; and

9.	To set clear Company hiring policies for employees and former employees of the independent auditor.

B.	With respect to the internal auditing department:

1.	To review and approve the appointment and replacement of the director of the internal auditing department;

2.	To annually review and approve the performance and salary of the director of the internal auditing department; and

3.	To annually review the audit plan, scope of work, budget and staffing of the internal auditing department.

C.	With respect to financial reporting principles and policies and internal audit controls and procedures:

1.	To discuss with the independent auditor and internal auditing the scope of their examinations, including, but not limited to, their annual coordinated audit plan with particular attention to areas where the Committee or the independent auditor or internal auditing believes special attention should be directed;

2.	To have the independent auditor and internal auditing perform such supplemental reviews or audits as the Committee may deem desirable;

3.	After the annual audit of the Company’s financial statements, to review the independent auditor’s report thereon and to confer with the independent auditor on the degree of cooperation it received during the course of the audit, including any restrictions on the scope of the independent auditor’s activities or on access to requested information, and any significant disagreements with management;

4.	To discuss the Company’s annual audited financial statements and quarterly financial statements with management and the independent auditor, including the Company’s disclosure under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

5.	To discuss the types of information and types of presentation to be made, as it deems appropriate, regarding earnings press releases, as well as financial information and earnings guidance provided by the Company to analysts and rating agencies;

6.	To discuss the Company’s policies with respect to operational risk assessment and management and to discuss with management the Company’s major financial risks and the steps management has taken to monitor and control such exposures;

7.	To confer with the independent auditor on its assessment of the Company’s accounting and financial reporting policies and practices, the adequacy and effectiveness of internal auditing’s function, recommendations for improvement, and any other pertinent matters, including the views of the independent auditor on the quality, not just the acceptability, of the Company’s accounting principles as applied in its financial reporting;

8.	To review with the director of the internal auditing department summaries of selected audit findings and, as appropriate, the reports of the internal auditing department relating to those findings, management’s responses to the findings and management’s process for correcting them, the effectiveness and independence of internal auditing’s function, any significant problems or difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information, and any other pertinent matters;

9.	To review, among other things, (i) any major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies; (ii) analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgment made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements; and (iii) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company; and

10.	To meet and confer separately, periodically, with management, with internal auditors (or other personnel responsible for the internal audit function) and with the independent auditor.

D.	With respect to legal and regulatory compliance:

1.	To oversee the Company’s compliance with law and regulation and, in connection therewith, to review and assess on no less than an annual basis, a report from the Company’s Chief Ethics Officer regarding the operation, contents and effectiveness of the Company’s legal compliance and ethics program;

2.	To review and assess the adequacy of the Company’s codes of ethics and the charter of the Legal Compliance and Ethics Committee;

3.	To oversee, and with respect to members of the Board or any Executive Officer of the Company, approve or recommend to the full Board, as appropriate, any waivers of, the Company’s applicable codes of ethics; and

4.	To discuss with management any correspondence with regulators or governmental agencies and any litigation or other legal matters that raise material issues regarding the Company’s financial statements or accounting policies or its compliance with law or regulation.

E.	General:

1.	To establish procedures for: (i) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and (ii) the confidential, anonymous submission by Company associates of concerns regarding questionable accounting or auditing matters;

2.	To regularly review with the Board of Directors any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditors, and the performance of the internal audit function; and

3.	To prepare an annual performance evaluation of the Committee.

IV.	Charter Review and Amendment

The Committee shall review and reassess the adequacy of this Charter at least annually. The Board of Directors may make such amendments to this Charter, as it deems advisable, including, but not limited to, any amendments to conform to or reflect any change in any law, regulation, or ruling applicable to audit committees.

APPENDIX B

PROPOSED AMENDMENTS TO THE RESTATED CERTIFICATE OF

INCORPORATION OF J. C. PENNEY COMPANY, INC.

1.	Article Sixth of the Restated Certificate of Incorporation of the Company would be amended as follows:

Sixth: (a) Except as otherwise provided for or fixed by or pursuant to the provisions of Article Fourth of this Certificate of Incorporation relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect additional directors under specified circumstances, the number of directors of the Company shall be fixed from time to time by or pursuant to the Bylaws of the Company. Subject to the provisions of this Article Sixth below, until the 2009 annual meeting of stockholders when the following classification shall cease, ~~T~~the directors, other than those who may be elected pursuant to the aforesaid provisions of said Article Fourth, shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, as shall be provided in the manner specified in the Bylaws of the Company, the first such class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 1986, the second such class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 1987, and the third such class to be originally elected for a term expiring at the annual meeting of stockholders to be held in 1988, with each director in each class to hold office until his or her successor is elected and qualified. At each annual meeting of stockholders until the 2007 annual meeting of stockholders, ~~beginning with the annual meeting of stockholders to be held in 1986,~~ the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders to be held in the third year following the year of their election, with each director in each such class to hold office until his or her successor is elected and qualified. Directors elected at and after the 2007 annual meeting of stockholders shall hold office until the first annual meeting of stockholders following their election and until a successor shall have been elected and qualified or until the director’s prior death, resignation or removal.

(b) Advance notice of stockholder nominations for the election of directors shall be given in the manner provided by the Bylaws of the Company at the time in effect.

(c) Except as otherwise provided for or fixed by or pursuant to the provisions of Article Fourth of this Certificate of Incorporation relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect additional directors under specified circumstances, newly-created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal, or other cause shall be filled only by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Any director elected in accordance with the preceding sentence shall hold office ~~for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred~~ until the next succeeding annual meeting of stockholders following such director’s election and until such director’s successor shall have been elected and qualified, including in circumstances where such director’s predecessor was elected to a longer term. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

(d) Except as otherwise provided for or fixed by or pursuant to the provisions of Article Fourth of this Certificate of Incorporation relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect additional directors under specified circumstances, any director may be removed from office, with or without cause, but only by the affirmative vote of at least 80% of the combined voting power of the then-outstanding shares of all classes and series of stock of the Company entitled to vote generally in the election of directors (“Voting Stock”), voting together as a single class (it being understood that for the purposes of this Article Sixth, each share of the Voting Stock shall have the number of votes granted to it in accordance with Article Fourth of this Certificate of Incorporation).

(e) Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of at least a majority ~~80%~~ of the combined voting power of the Voting Stock, voting together as a single class, shall be required to alter, amend, or repeal, or adopt any provision inconsistent with, this Article Sixth.

2.	Article Ninth of the Restated Certificate of Incorporation would be amended as follows:

Ninth: The Board of Directors shall have the power to make, alter, amend, or repeal, or adopt any provision inconsistent with, the Bylaws (except insofar as the Bylaws adopted by the stockholders shall otherwise provide). Any Bylaws made by the directors under the powers conferred hereby may be altered, amended, or repealed, and any provisions inconsistent therewith may be adopted, by the directors or by the stockholders. Notwithstanding the foregoing and anything contained in this Certificate of Incorporation to the contrary, Section 2 of Article II, and Sections ~~3~~, 12, ~~13~~, and 15 of Article III of the Bylaws, all as in effect simultaneously with the effectiveness of this Article, shall not be altered, amended, or repealed, and no provision inconsistent therewith shall be adopted, without the affirmative vote of at least 80% of the combined voting power of the then-outstanding shares of all classes and series of stock of the Company entitled to vote generally in the election of directors (“Voting Stock”), voting together as a single class (it being understood that for the purposes of this Article Ninth, each share of the Voting Stock shall have the number of votes granted to it in accordance with Article Fourth of this Certificate of Incorporation). Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of at least 80% of the Voting Stock, voting together as a single class, shall be required to alter, amend, or repeal, or adopt any provision inconsistent with, this Article Ninth.

PROPOSED AMENDMENTS TO THE BYLAWS

OF J. C. PENNEY COMPANY, INC.

1.	Article III, Section 3 of the Bylaws would be amended as follows:

SECTION 3. Number and Classification of Directors. Except as otherwise provided for or fixed by or pursuant to the provisions of Article Fourth of the certificate of incorporation relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect additional directors under specified circumstances, the number of directors of the Company which shall constitute the whole Board of Directors shall be such number, not less than three, as from time to time shall be fixed by the Board of Directors. Subject to the provisions of this Section 3 below, until the 2009 annual meeting of stockholders, when the following classification shall cease, ~~T~~ the directors, other than those who may be elected pursuant to the aforesaid provisions of said Article Fourth, shall be classified by the Board of Directors, with respect to the duration of the term for which they severally hold office, into three classes as nearly equal in number as possible. Such classes shall originally consist of a first class of four directors who shall be elected at the annual meeting of stockholders held in 1985 for a term expiring at the annual meeting of stockholders to be held in 1986, and election and qualification of their respective successors; a second class of five directors who shall be elected at the annual meeting of stockholders held in 1985 for a term expiring at the annual meeting of stockholders to be held in 1987, and election and qualification of their respective successors; and a third class of five directors who shall be elected at the annual meeting of stockholders held in 1985 for a term expiring at the annual meeting of stockholders to be held in 1988, and election and qualification of their respective successors. At each annual meeting of stockholders ~~beginning in 1986,~~ until the 2007 annual meeting of stockholders, the successors of the class of directors whose term expires at that meeting shall be elected for a term expiring at the annual meeting of stockholders held in the third year following the year of election of such directors and election and qualification of their respective successors. Subject to the provisions of this Section 3 below, until the 2009 annual meeting of stockholders, when the classification of the Board of Directors shall cease, ~~T~~ the Board of Directors shall increase or decrease the number of directors in one or more classes as may be appropriate whenever it increases or decreases the number of directors pursuant to this Section 3, in order to ensure that the three classes shall be as nearly equal in number as possible. Directors elected at or after the annual meeting of stockholders to be held in 2007 shall hold office until the first annual meeting of stockholders following their election ~~Each director of the Company shall hold office as provided above~~ and until his or her successor shall have been duly elected and qualified or until the director’s prior death, resignation or removal.

2.	Article III, Section 13 of the Bylaws would be amended as follows:

SECTION 13. Vacancies. Any vacancy in the Board of Directors caused by death, resignation, removal, disqualification, increase in the number of directors, or any other cause, shall be filled by a majority vote of the remaining directors, even though less than a quorum, or by the stockholders at a special meeting duly called and held for the purpose or at an annual meeting, and each director so elected shall hold office ~~for the remainder of the full term of the class in which the new directorship was created or the vacancy occurred~~ until the next succeeding annual meeting of stockholders following such director’s election and until such director’s successor shall have been elected and qualified, including in circumstances where such director’s predecessor was elected to a longer term.

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR election of all directors, FOR Proposals 2 and 3, and AGAINST Proposal 4.							Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE
Directors recommend a vote FOR Proposals 1, 2, and 3. Directors recommend a vote AGAINST Proposal 4.
1. Election of Directors:						FOR	AGAINST	ABSTAIN
	FOR all nominees except as noted	☐	AUTHORITY WITHHELD as to all nominees	☐	2. To ratify the appointment of KPMG LLP as independent auditor for the fiscal year ending February 3, 2007;	☐	☐	☐
Nominees for Election of Directors for the term set forth in the Proxy Statement are: 01 V. E Jordan. Jr.; 02 B. Osborne; 03 M. E. Stone West; and 04 R. G. Turner						FOR	AGAINST	ABSTAIN
					3. To consider a management proposal to amend the Company’s Restated Certificate of Incorporation and Bylaws to declassify the Board of Directors; and	☐	☐	☐
						FOR	AGAINST	ABSTAIN
					4. To consider a stockholder proposal relating to executive compensation.	☐	☐	☐

*** IF YOU WISH TO VOTE BY INTERNET OR TELEPHONE, PLEASE READ THE INSTRUCTIONS BELOW ***	I/we plan to attend the meeting.	☐

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.melloninvestor.com/isd where step-by step instructions will prompt you through enrollment.

Signature	Signature	Date

Please Sign and Date

Please sign your name or names exactly as stenciled hereon. For a joint account, each joint owner should sign. Persons signing in a representative capacity should indicate their capacity.

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Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/jcp Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Telephone 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mail Mark, sign, and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,

you do NOT need to mail back your proxy card.

You can view the Annual Report on Form 10-K,

Summary Annual Report, and Proxy Statement

on the Internet at http://www.jcpenney.net

J. C. Penney Company, Inc.

PROXY/VOTING INSTRUCTION CARD

This Proxy is solicited by the Board of Directors

By properly executing this card on the reverse, or by voting via Internet or telephone, you are authorizing M. A. Burns, M. K. Clark, and L. H. Roberts, or any one of them, with power of substitution in each, to represent and vote the stock owned of record which you are entitled to vote at the Annual Meeting of Company Stockholders, to be held at the JCPenney Home Office located at 6501 Legacy Drive, Plano, Texas 75024-3698 on Friday, May 19, 2006, at 10:00 A.M., local time, and at any adjournment or postponement thereof (“Meeting”), upon such business as may come before the Meeting, including the items set forth on the reverse (“Business”).

Nominees for Election of Directors for the term set forth in the Proxy Statement are (01) V. E. Jordan, Jr., (02) B. Osborne, (03) M. E. Stone West, and (04) R. G. Turner. To withhold authority to vote for any nominee, write that nominee’s name in the space provided on the reverse, or follow the Internet or telephone voting instructions.

Your vote is important and cannot be recorded by the proxies unless this card is properly executed by you and returned, or unless you vote by Internet or telephone. Therefore, please sign, date, and return this card promptly in the envelope provided, or vote by Internet or telephone. No postage is required if this envelope is mailed in the United States.

(Continued on the reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

Δ    FOLD AND DETACH HERE    Δ

You can now access your J. C. Penney Company, Inc. account online.

Access your J. C. Penney Company, Inc. stockholder account online via Investor ServiceDirect® (ISD).

Mellon Investor Services LLC, Transfer Agent for J. C. Penney Company, Inc., now makes it easy and convenient to get current information on your stockholder account.

• View account status • View certificate history • View book-entry information	• View payment history for dividends • Make address changes • Obtain a duplicate 1099 tax form • Establish/change your PIN

Visit us on the web at http://www.melloninvestor.com/isd

For Technical Assistance Call 1-877-978-7778 Between 9am-7pm
Monday-Friday Eastern Time

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR election of all directors, FOR Proposals 2 and 3, and AGAINST Proposal 4.							Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE
Directors recommend a vote FOR Proposals 1, 2, and 3. Directors recommend a vote AGAINST Proposal 4.
1. Election of Directors:						FOR	AGAINST	ABSTAIN
	FOR all nominees except as noted	☐	AUTHORITY WITHHELD as to all nominees	☐	2. To ratify the appointment of KPMG LLP as independent auditor for the fiscal year ending February 3, 2007;	☐	☐	☐
Nominees for Election of Directors for the term set forth in the Proxy Statement are: 01 V. E. Jordan. Jr.; 02 B. Osborne; 03 M. E. Stone West; and 04 R. G. Turner						FOR	AGAINST	ABSTAIN
					3. To consider a management proposal to amend the Company’s Restated Certificate of Incorporation and Bylaws to declassify the Board of Directors and	☐	☐	☐
						FOR	AGAINST	ABSTAIN
					4. To consider a stockholder proposal relating to executive compensation.	☐	☐	☐

*** IF YOU WISH TO VOTE BY INTERNET OR TELEPHONE, PLEASE READ THE INSTRUCTIONS BELOW ***	I elect not to direct the voting of undirected shares in the plan.	☐

Signature	Date

Please Sign and Date Please sign your name exactly as stenciled hereon. Persons signing in a representative capacity should indicate their capacity.

Δ FOLD AND DETACH HERE Δ

Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 4:00 PM Eastern Time two days prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/jcp Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Telephone 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mail Mark, sign, and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,

you do NOT need to mail back your proxy card.

You can view the Annual Report on Form 10-K,

Summary Annual Report, and Proxy Statement

on the Internet at http://www.jcpenney.net

J. C. Penney Company, Inc.

PROXY/VOTING INSTRUCTION CARD

Allocated and Undirected Stock

This Proxy is solicited by the Board of Directors

TO PARTICIPANTS IN THE COMPANY’S SAVINGS, PROFIT-SHARING AND STOCK OWNERSHIP PLAN (“PLAN”):

By properly executing this card on the reverse, or by voting by Internet or telephone, you are instructing State Street Bank and Trust Company (“Trustee”) to vote on your behalf, in accordance with your instructions, in person or by proxy, shares of Common Stock allocated to your accounts under the Plan (“Allocated Stock”), represented by the number of equivalent shares shown on the reverse side of this card, and a proportionate number of shares of Common Stock for which no directions are received by the Trustee (“Undirected Stock”), at the Annual Meeting of Company Stockholders, to be held at the JCPenney Home Office located at 6501 Legacy Drive, Plano, Texas 75024-3698 on Friday, May 19, 2006, at 10:00 A.M., local time, and at any adjournment or postponement thereof, upon such business as may come before the meeting, including the items set forth on the reverse. If this proxy/voting instruction card is not received by the Trustee, or if you have not voted by Internet or telephone, by May 17, 2006, your Allocated Stock will be voted in the same proportion as instructions received by the Trustee by that date from the Plan Participants who have returned their proxy/voting instruction cards or voted by Internet or telephone in a timely manner. You may elect not to direct the voting of Undirected Stock by checking the appropriate box on the reverse side of this card.

For your information, a copy of the Board of Directors’ Proxy Statement for the meeting is enclosed herewith.

Nominees for Election of Directors for the term set forth in the Proxy Statement are (01) V. E. Jordan, Jr., (02) B. Osborne, (03) M. E. Stone West, and (04) R. G. Turner. To withhold authority to vote for any nominee, write that nominee’s name in the space provided on the reverse, or follow the Internet or telephone voting instructions.

Your voting instructions are important and cannot be followed by the Trustee unless this card is properly executed by you and received by the Trustee, or unless you vote by Internet or telephone, by 4:00 P.M., Eastern time, on May 17, 2006. Therefore, please sign, date, and return this card promptly in the envelope provided, or vote via Internet or telephone. No postage is required if this envelope is mailed in the United States.

(Continued on the reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

Δ    FOLD AND DETACH HERE    Δ